STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of November 21, 2006 by and among Euronet Payments & Remittance, Inc., a North Carolina corporation (the “Buyer”), Euronet Worldwide, Inc., a Delaware corporation and the owner of all of the capital stock of Buyer (“Parent”), the Fred Kunik Family Trust, a California trust (the “Kunik Trust”) and the Irving Barr Living Trust, a California trust (the “Barr Trust” and, collectively with the Kunik Trust, the “Seller”).

R E C I T A L S:

WHEREAS, Seller owns (i) all the outstanding capital stock of RIA Envia, Inc., a New York corporation (the “Company”), (ii) approximately 7.5% of the outstanding capital stock of RIA Envia France SARL, a French company (“RIA France”) and (iii) approximately 0.0008% of the outstanding capital stock of RIA De La Hispaniola, C. Por A., a Dominican Republic company (“RIA Hispaniola”), with the remainder of the outstanding capital stock of RIA France and RIA Hispaniola being owned directly or indirectly by the Company or by local nominees or statutory directors; and

WHEREAS, Seller desires to sell, and Buyer desires to buy (and Parent desires to cause Buyer to buy), the outstanding capital stock of the Company and the interests Seller holds in RIA France and RIA Hispaniola, for the consideration, and on the terms and conditions, described herein.

A G R E E M E N T :

In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

ARTICLE 1

DEFINITIONS/PURCHASE & SALE/CLOSING

1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)          the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)          all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(c)          pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(d)          references to specific dollar amounts in certain sections of this Agreement are solely for purposes of administrative convenience and, unless specifically provided otherwise, do not constitute a standard of materiality and no implication should be drawn that information provided herein is necessarily material or otherwise required to be disclosed or that the inclusion of such information establishes or implies a standard of materiality, a standard for what is or is not in the ordinary course of business or any other standard for disclosure set forth in the Agreement, and

(e)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Accountant” means a certified public accounting firm mutually agreed upon between Buyer and Seller.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affected Employees” has the meaning set forth in Section 5.3.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agent Agreement” means an agreement between the Company (or a Subsidiary of the Company) and a Person, primarily relating to such Person acting as an originator of money transmission transactions.

“Aggregate Pre-Closing Taxes” has the meaning set forth in Section 8.7(a).

“Agreement” means this Agreement by and between Buyer, Parent and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

“Appreciation Rights” means the stock appreciation rights granted to Seller under the Stock Appreciation Rights Agreement.

“Auditors” means Stonefield Josephson, Inc., accountants to the Company.

“Bank Secrecy Act” means Title I and II of Pub. Law No. 91-508, as amended, codified at 12 U.S.C. § 18296, 12 U.S.C. §§ 1951-1959, and 31 U.S.C. §§ 5311-5330, as amended, and all orders, regulations, rules and interpretative releases issued by the U.S. Department of the Treasury or any of its agencies or offices (including the U.S. Financial Crimes Enforcement Network) thereunder (including 31 CFR Part 103).

“Basket Amount” has the meaning set forth in Section 8.4.

“Bianchi Agreement” means that certain agreement, dated as of November 9, 2006, by and between Seller and Juan Bianchi.

“Business” means the business of the Company including its Subsidiaries, which includes, without limitation, the provision of global retail (i.e., consumer-to-consumer) money transfer and remittance services and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets/properties, liabilities, personnel/ management; provided, however, that the Business shall not include any of the foregoing insofar as they relate to the businesses and assets subject to the Divestiture Transactions.

“Buyer Disclosure Schedule” means the schedules delivered by Buyer pursuant to this Agreement.

“CBT Facility” means that certain Loan and Security Agreement, dated as of April 25, 2005, by and between California Bank & Trust, the Company and RIA Telecommunications, Inc. n/k/a Continental Exchange Solutions, Inc. and the related agreements referenced therein.

“CBT Stock Pledge” means that pledge of the Stock and of the capital stock of the Company’s Subsidiaries to California Bank & Trust created in connection with, and to secure the obligations under, the CBT Facility.

“Claims” has the meaning set forth in Section 8.9.

“Closing” means the consummation of the purchase and sale of the Stock under this Agreement.

“Closing Date” means the date of the Closing.

“Closing Price” of Parent Common Stock means the average Closing Sale Price for the thirty (30) trading days ending three (3) trading days prior to the Closing Date.

“Closing Sale Price” of Parent Common Stock on any date means the average of the high and low price of one share of Parent Common Stock on such date on the NASDAQ Global Market or such other U.S. securities exchange or other market or quotation system on which Parent Common Stock is listed for trading on such date, which constitutes the principal U.S. securities market for Parent Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first recital.

“Company Interim Balance Sheet” has the meaning set forth in Section 2.3(b).

“Company Material Adverse Effect” means an effect, event, development or change which is materially adverse to the Business or the assets, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the

U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) the industries in which the Company and its Subsidiaries operate (including, without limitation, the Company’s ability or inability to maintain or preserve existing banking relationships or access to bank accounts), (C) changes in general legal, tax, regulatory, political or economic conditions generally, (D) changes in Law (including, without limitation, immigration, banking or anti-money laundering Law) or GAAP, (E) the execution, announcement, performance or pendency of, or compliance with, this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, agents, licensors, correspondents, partners or employees, (F) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (G) any failure by the Company or any of its Subsidiaries to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period, (H) any matter disclosed in the Seller Disclosure Schedules, including any adverse effect or adverse event, development or change that occurs after the date of this Agreement but arises out of or results from such matter or (I) the Divestiture Transactions.

“Company Permits” has the meaning set forth in Section 2.14.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated July 13, 2006, by and between Parent and the Company.

“Contingent Value Rights Agreement” means the Contingent Value Rights Agreement attached as Exhibit B.

“Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Correspondent Agreement” means an agreement between the Company (or a Subsidiary of the Company) and a Person, primarily relating to such Person acting as a money transmission paying agent.

“Covered Offense” means any violation of the criminal Laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, including (a) any offense under the Covered Programs and (b) any crime of conspiracy to commit, or aiding and abetting another to commit, any of the foregoing offenses.

“Covered Person” means any Person: (a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order; (c) that is listed on OFAC’s Specially Designated Nationals or Blocked Persons List or (d) with whom Seller, the Company or its Subsidiaries is prohibited from dealing or otherwise engaging in any transaction by the Covered Programs.

“Covered Programs” means (a) the criminal Laws of the United States of America or of any of the several states relating to terrorism or the laundering of money or monetary instruments, (b) the Money Laundering Programs and (c) the Sanctions Programs.

“CVRs” means the contingent value rights granted to Seller under the Contingent Value Rights Agreement.

“Divestiture Taxes” means the amount of any Tax payable by Company (or a Subsidiary of the Company) and attributable to the Divestiture Transactions less the amount of any Tax deductions benefiting Company (or a Subsidiary of the Company) on the Stub Period Return that are directly related to or arise as a result of or in connection with the Divestiture Transactions contemplated by this Agreement.

“Divestiture Transactions” has the meaning set forth in Section 2.3(e).

“Encumbrance” means any mortgage, pledge, lien, security interest, charge, attachment, equity or other encumbrance, or restriction on the creation of any of the foregoing, created by or through Seller or Company or its Subsidiaries, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Encumbrance” shall not include (i) Encumbrances to the extent reflected in the Company Interim Balance Sheet, (ii) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings (provided, that the amount of such contested amount is fully reflected on the Company Interim Balance Sheet), (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property which do not adversely impact the Buyer’s ability to operate the Business after the Closing, (iv) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment of such obligations is not in arrears or otherwise due and which obligations are otherwise reflected in the Interim Balance Sheet, (vi) restrictions on transfer of securities imposed by applicable state and federal securities Laws, and (vii) other Encumbrances incurred in the Ordinary Course of Business of Company after the Interim Balance Sheet Date and not individually or in the aggregate material to the Business.

“Environmental, Health and Safety Requirements” means any Laws and contractual obligations relating to public health and safety, worker health and safety, and pollution and protection of the environment, including the treatment, storage, use, release, disposal, or management of Hazardous Substances, including the Comprehensive Environmental Response, Clean-up and Liability Act, the Resource Conservation and Recovery Act or the Emergency Planning and Community Right to Know Act.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means an entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Order” means Presidential Executive Order No. 13224 on Terrorist Financing, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (Sept. 25, 2001).

“Extended Outside Date” has the meaning set forth in Section 7.1(ii).

“Final Balance Sheet” has the meaning set forth in Section 1.4(a).

“Final Working Capital Statement” has the meaning set forth in Section 1.4(a).

“Final Working Capital” has the meaning set forth in Section 1.4(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Survival Period” has the meaning set forth in Section 8.3.

“Governmental Entity” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “extremely hazardous substances”, “hazardous materials,” “hazardous wastes” or “toxic substances,” “toxic chemicals” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, or reproductive toxicity as determined at any time to be such pursuant to applicable Law.

“Holdback Stock” has the meaning given it in Schedule 2.8(c).

“IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. §§ 1701 et seq., as amended.

“Indemnified Party” means the party entitled to indemnity under Article 8.

“Indemnifying Party” means the party obligated to provide indemnification under Article 8.

“Insurance Policies” has the meaning set forth in Section 2.13.

“Intangible Property” means any trade secret, secret process or other confidential information or know-how and any and all Marks, including, without limitation, (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet Date” means September 30, 2006.

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” means, with respect to any natural Person, actual knowledge of a fact by such Person, and with respect to any corporation or other entity, actual knowledge of a fact by any officer or director of such corporation or entity.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Liabilities” means, with respect to the Business, all liabilities that, in accordance with GAAP, should be reflected as liabilities on the applicable balance sheet of the Business, provided, that, whether or not required or permitted by GAAP, the full amount of all retention, stay or similar bonuses as well as any other retention or transaction-related bonuses that are payable by the Company or its Subsidiaries shall be included as a Liability; provided further, that, the full amount of any and all payments pursuant to the following agreements shall not be included as a Liability: (i) that certain Service Agreement, by and between RIA Telecommunications of Illinois, Inc., RIA Telecommunications, Inc., Remesas Hispano Americanas, Inc. and Juan Carlos Bedoya, dated January 1, 2002 and (ii) that certain Service Agreement, by and between Continental Exchange Solutions, Inc., Remesas Hispano Americanas, Inc. and Juan Carlos Bedoya, to be executed in substantially the same form as provided to Parent and Buyer.

“License Agreement” means a license agreement (in form and substance mutually and reasonably determined in good faith by the parties) to be entered into at the Closing between

Continental Exchange Solutions, Inc. and Associated Foreign Exchange, Inc. with respect to a perpetual, royalty free, transferable and sublicensable license to certain shared marks.

“Losses” means any and all losses, damages, obligations, liabilities, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses).

“Mark” means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

“Material Contract” has the meaning set forth in Section 2.5.

“Money Laundering Programs” means (a) the Bank Secrecy Act, (b) the United States Money Laundering Control Act of 1986, (c) the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 and (d) any similar acts, executive orders or similar governmental actions of the United States of America, in each case (i) including any regulations issued thereunder and (ii) as amended or supplemented.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Ordinary Course of Business” means the action is reasonably consistent with the past custom and practice (including with respect to quantity and frequency) of such Person in the day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 7.1(ii).

“Parent Common Stock” means the common stock, $0.02 par value, of Parent.

“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date) the consummation by Parent and Buyer of any of the transactions contemplated hereby.

“Party” and “Parties” has the meaning set forth in Section 8.7.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), as amended, and all orders, regulations and rules issued by the U.S. Department of the Treasury or any of its agencies or offices (including the U.S. Financial Crimes Enforcement Network) thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Business” has the meaning set forth in Section 5.1(a).

“Person” means any individual, partnership, corporation, association, trust, limited liability company or partnership, joint venture, unincorporated organization or other entity, and any Governmental Entity.

“Post-Closing Tax Periods” has the meaning set forth in Section 8.7(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.7(a).

“Preliminary Working Capital” has the meaning set forth in Section 1.3(d).

“Preliminary Working Capital Statement” has the meaning set forth in Section 1.3(d).

“Purchase Price” has the meaning set forth in Section 1.3.

“Qualified Plans” has the meaning set forth in Section 2.17(b)(1).

“Reference Balance Sheet” means the Company Interim Balance Sheet.

“Required Governmental Approvals” has the meaning set forth in Section 2.8(c).

“Reserved Claims” has the meaning set forth in Section 8.3.

“RIA France” has the meaning set forth in the recitals hereto.

“RIA France Stock” means the capital stock of RIA France owned by the Seller.

“RIA Hispaniola” has the meaning set forth in the recitals hereto.

“RIA Hispaniola Stock” means the capital stock of RIA Hispaniola owned by the Seller.

“Sanctions Programs” means: (a) the TEA, (b) the IEEPA, (c) the PATRIOT Act, (d) the Executive Order and (e) any similar acts, executive orders or similar governmental actions of the United States of America that are enforced by OFAC, in each case (i) including any regulations issued thereunder and (ii) as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 1.6.

“Seller Disclosure Schedule” means the schedules delivered by Seller pursuant to this Agreement.

“Stock” means all of the capital stock of the Company, the RIA France Stock and the RIA Hispaniola Stock, collectively.

“Stock Appreciation Rights Agreement” means the Stock Appreciation Rights Agreement attached as Exhibit C.

“Stock Escrow Amount” means that number of shares of Parent Common Stock equal to Thirty Five Million Dollars ($35,000,000) divided by the Closing Price.

“Straddle Period” has the meaning set forth in Section 8.7(c).

“Subsidiary” means, as the case may be, any Person of which the specified Person shall own directly or indirectly at least a majority of the outstanding capital stock (or other equity interest) entitled to vote generally in the election of directors or in which the specified Person is a general partner or joint venturer.

“Target Net Working Capital” means a minimum balance of Working Capital equal to Fifteen Million Dollars ($15,000,000).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Tax Benefits Effects” has the meaning set forth in Section 8.9.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any Subsidiary.

“TEA” means the Trading With the Enemy Act, 50 U.S.C. App. 1 et seq., as amended.

“Transition Services Agreement” means a transition services agreement in substantially the form of Exhibit A hereto to be entered into at the Closing between, on the one hand, the Company or one of its Subsidiaries, and on the other hand, one or more Affiliates of the Seller other than the Company and its Subsidiaries, with respect to certain services to be provided after the Closing to ensure an orderly transition of the Business and to maintain certain business services and arrangements between the parties to such agreement.

“Union Bank Letter of Credit” means that certain letter of credit issued by Union Bank of California in the aggregate amount of One Million Dollars ($1,000,000).

“Vlietstra Agreement” means that certain agreement, dated as of November 9, 2006, by and among Seller and Jan Vlietstra.

“Working Capital” means the amount, estimated in accordance with Section 1.3(d) or determined in accordance with Section 1.4, as applicable, equal to the sum of all Working Capital Assets reflected on the applicable balance sheet minus the sum of all Liabilities reflected on the applicable balance sheet.

“Working Capital Assets” means, with respect to the Business, all assets that, in accordance with GAAP, should be reflected as current assets on the applicable balance sheet of the Business.

1.2	Transfer of Stock by Seller.

Subject to the terms and conditions of this Agreement, Seller agrees to sell the Stock and deliver the certificates evidencing the Stock to Buyer at the Closing. Such certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer, endorsed in blank, and otherwise in a form reasonably acceptable to Buyer for transfer on the books of Company, RIA France and RIA Hispaniola, as applicable. At the Closing, Seller will transfer the Stock to Buyer free and clear of all Encumbrances.

1.3	Purchase of the Stock by Buyer; Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Stock is Four Hundred Ninety Million Dollars ($490,000,000) plus the value of the CVRs and the Appreciation Rights (the “Purchase Price”), as may be adjusted pursuant to this Section 1.3 or Sections 1.4 or 1.10 or 1.11. The Purchase Price shall be paid as follows, subject to any payments required by Section 1.4:

(a)          Closing Payment. The Purchase Price will consist of (i) Three Hundred Eighty Million Dollars ($380,000,000) in cash (subject to adjustment pursuant to Sections 1.4 and 1.10, the “Cash Purchase Price”), (ii) that number of fully paid and non-assessable shares of Parent Common Stock equal to One Hundred Ten Million Dollars ($110,000,000) divided by the Closing Price (subject to adjustment pursuant to Section 1.5, the “Stock Purchase Price”) and (iii) CVRs and Appreciation Rights associated with that number of shares of Parent Common Stock equal to One Hundred Million Dollars ($100,000,000) divided by the Closing Price (subject to adjustment pursuant to Section 1.5). The Cash Purchase Price will be paid at Closing (payable by wire transfer to accounts previously designated, one half to the Kunik Trust, one half to the Barr Trust), with such amount calculated after making any adjustment required by Section 1.3(c) and Section 1.3(d). The delivery of the Stock Purchase Price, less the Stock Escrow Amount and the Holdback Stock deposited with the Escrow Agent pursuant to Section 1.3(b), will also occur at Closing (deliverable one half to the Kunik Trust, one half to the Barr Trust).

(b)          Stock Escrow. The Stock Escrow Amount and the Holdback Stock (plus any additional Parent Common Stock as may be issued upon any stock split, stock dividends or recapitalization effected by Parent after the Closing) shall be deposited with Citibank, N.A. (or, in the event the parties cannot in good faith reach terms with such party, another financial institution mutually and reasonably agreed upon), as escrow agent (the “Escrow Agent”), to be held, administered, sold and distributed in accordance with the terms of an escrow agreement to be mutually and reasonably determined in good faith by the parties and the Escrow Agent (the “Escrow Agreement”).

(c)          Closing Adjustment. At the Closing, the Cash Purchase Price shall be either increased by the amount that Preliminary Working Capital (as determined pursuant to Section 1.3(d)) exceeds Target Net Working Capital, or decreased by the amount that

Preliminary Working Capital (as determined pursuant to Section 1.3(d)) is less than Target Net Working Capital. The Cash Purchase Price may be subject to further adjustment as provided in Section 1.4.

(d)          Determination of Preliminary Working Capital. No later than three (3) days prior to the Closing Date, Seller shall cause to be prepared and delivered to the Buyer the estimated unaudited balance sheet of the Business as of the Closing Date and a statement certifying Seller’s good faith calculation of Working Capital as of the Closing Date prepared based on the estimated unaudited balance sheet of the Business (such statement, the “Preliminary Working Capital Statement”, and the Working Capital set forth thereon, the “Preliminary Working Capital”). The estimated unaudited balance sheet of the Business shall be prepared in the same manner and form, and applying the same principles, as the Reference Balance Sheet.

1.4	Post-Closing Cash Purchase Price Adjustment.

The Cash Purchase Price shall be adjusted after Closing as set forth in Section 1.4(e), which may be either an increase or decrease to the Cash Purchase Price, and shall be made on the following terms and conditions:

(a)          As soon as reasonably practicable after the Closing Date, Seller shall cause to be prepared a balance sheet of the Business as of the Closing Date (the “Final Balance Sheet”), which shall be prepared in the same manner and form, and applying the same principles, as the Reference Balance Sheet and which shall reflect by footnote or otherwise the adjustments necessary to conform to the definition of Working Capital set forth herein. As soon as reasonably practicable after the Closing Date, but no later than forty-five (45) days after the Closing Date, Seller shall deliver to the Buyer the Final Balance Sheet and a statement certifying Seller’s good faith calculation of the Working Capital of the Business as of the Closing Date (such statement, the “Final Working Capital Statement”, and the Working Capital set forth thereon, the “Final Working Capital”).

(b)          The Buyer and its independent certified public accountants may review the Final Balance Sheet, the Final Working Capital Statement, the Final Working Capital, the Preliminary Working Capital Statement and the Preliminary Working Capital and may make inquiry of the representatives of Seller’s accountants and Seller. The Seller shall cooperate and assist, to the extent reasonably requested by the Buyer and/or its independent accountants, in the review of the Final Balance Sheet, the Final Working Capital Statement, the Final Working Capital, the Preliminary Working Capital Statement and the Preliminary Working Capital. If the Buyer disagrees with any aspect of the Preliminary Working Capital and/or Final Working Capital calculations, the Buyer shall contact Seller in writing to attempt to resolve the matter. The Seller agrees to address in good faith Buyer’s concerns regarding the calculations of the Preliminary Working Capital and/or Final Working Capital, but has no obligation to agree with Buyer. The determination of the Preliminary Working Capital and Final Working Capital shall be binding and conclusive upon, and deemed accepted by, the Buyer and Parent unless the Buyer shall have notified Seller in writing no later than thirty (30) days after receipt of the Final Working Capital Statement of any objection to the Final Working Capital or to Preliminary Working Capital or both. A notice under this Section 1.4(b) shall specify, in reasonable detail, the items in the calculation that are being disputed, and the Buyer and Parent shall be deemed to have agreed with all other items and amounts contained in the Preliminary Working Capital Statement and Final Working Capital Statement, as applicable, delivered by Seller.

(c)          At the request of either party, any dispute between the parties relating to the calculation of the Preliminary Working Capital and/or the Final Working Capital that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to Section 1.4(b) shall be referred to a mutually agreeable auditor independent of both parties for decision, which decision shall be final and binding on both parties. In making such decision, such auditor shall consider only those items or amounts on the Preliminary Working Capital Statement and/or the Final Working Capital Statement as to which the Buyer has disagreed, and shall have no authority to resolve any dispute other than with respect to the matters specifically referred to in this Section 1.4. The parties agree that they will request that the auditor render its decision within thirty (30) days after referral of the dispute to the auditor for decision pursuant hereto. The fee of the auditor for, and relating to, the making of any such decision shall be borne by the parties equally.

(d)          The Final Balance Sheet, the Preliminary Working Capital and the Final Working Capital shall become final and binding on both parties hereto upon the earliest of (i) the expiration of the period within which Seller may notify the Buyer of any objections thereto pursuant to Section 1.4(b) if no notice of objection has been given, (ii) agreement by Seller and the Buyer that the Preliminary Working Capital and the Final Working Capital, together with any modifications thereto agreed by Seller and the Buyer, shall be final and binding, or (iii) the date on which the auditor shall issue its decision with respect to any dispute relating to such calculation.

(e)          Within five (5) days after the determination of the Preliminary Working Capital and the Final Working Capital becomes final and binding on the parties hereto pursuant to Section 1.4(d), if the Final Working Capital is greater than the Preliminary Working Capital, the Buyer or Parent shall pay to Seller the difference between the Final Working Capital and the Preliminary Working Capital, and if the Final Working Capital is less than the Preliminary Working Capital, Seller shall pay to the Buyer the difference between the Final Working Capital and the Preliminary Working Capital; provided, however, that neither the Buyer nor Seller shall have any obligation to make a payment pursuant to this Section 1.4(e) if the difference between the Preliminary Working Capital and the Final Working Capital is less than or equal to two hundred thousand dollars ($200,000) (it being understood that if the difference between the Preliminary Working Capital and the Final Working Capital exceeds two hundred thousand dollars ($200,000), then the Buyer or Seller, as the case may be, shall be obligated to make a payment equal only to two hundred thousand dollars ($200,000) plus the amount of the excess over two hundred thousand dollars ($200,000)). All payments under this Section 1.4(e) shall be by wire transfer of immediately available funds to an account designated by the party receiving payment.

1.5          Adjustment of Parent Common Stock. If, between the date of this Agreement and prior to the Closing, the Parent Common Stock is recapitalized or reclassified, or any stock dividend, stock split, or reverse stock split of the Parent Common Stock occurs or Parent merges, consolidates, reorganizes or enters into another business combination with any Person or sells or exchanges all or substantially all of its assets, in a transaction in which the Parent Common

Stock is exchanged for securities of such Person, then the shares of Parent Common Stock to be delivered as the Stock Purchase Price under Section 1.3(a) (including those shares of Parent Common Stock issuable under the CVRs and the Appreciation Rights) will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of those shares of the Parent Common Stock would have been entitled had the stock been issued and outstanding as of the record date for determining stockholders entitled to participate in that corporate event. To the extent necessary, proper provision shall be made so that such Person assumes the obligations set forth in this Agreement. The provisions of this Section 1.5 will apply to successive mergers, consolidations, reorganizations, and combinations.

1.6          Exemption from Registration; Legended Certificates. The shares of Parent Common Stock to be issued to Seller hereunder (including those shares of Parent Common Stock issuable under the CVRs and the Appreciation Rights), the CVRs and the Appreciation Rights will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and such securities may not be re-offered or resold or otherwise transferred other than in conformity with the registration requirements of the Securities Act and other applicable Laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder (including those shares of Parent Common Stock issuable under the CVRs and the Appreciation Rights) and any certificates or instruments representing the CVRs and the Appreciation Rights will be legended to the effect described above and will include such additional legends as necessary to comply with applicable U.S. federal securities Laws and Blue Sky Laws.

1.7	Registration Rights.

(a)          As soon as reasonably practicable after the Closing, but in no event later than thirty (30) days after the Closing Date, subject to receipt of information regarding the Seller required to be included therein, Parent shall prepare and file a “shelf” registration statement with respect to the resale of the shares of Parent Common Stock delivered to Seller as the Stock Purchase Price pursuant to Section 1.3(a) above (including those shares of Parent Common Stock issuable under the CVRs and the Appreciation Rights, but not the CVRs and Appreciation Rights themselves) (the “Registrable Shares”) (which term includes any securities into which or for which such shares may hereafter be changed, converted or exchanged, and any other shares or securities issued with respect to such shares to the Seller), on an appropriate form for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (together with any amendments or supplements thereto, the “Shelf Registration Statement”), in order to enable the resale of the Registrable Shares by each Seller from time to time through the automated quotation system of the Nasdaq Global Market (or such other national securities exchange or inter-dealer quotation system of a national securities association in the United States on which the shares of Parent Common Stock are then principally traded). Parent shall use best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable thereafter, and to keep such Shelf Registration Statement continuously effective (subject to any Suspension or Blackout Period) (each as defined below) for a period ending on the earlier of (i) the date on which each Seller could sell all Registrable Shares then held by such Seller in one transaction without restriction by the volume limitations of Rule 144(e) under the Securities Act or (ii) when all Registrable Shares covered by the Shelf Registration Statement have been sold pursuant thereto. Unless Seller shall consent in writing, no other party, including Parent, shall be permitted to offer securities under any such Shelf Registration Statement. In the event that Parent fails to file, or if filed fails to use best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable thereafter and, upon effectiveness, to maintain the effectiveness (subject to any Suspension or Blackout Period) of, the Shelf Registration Statement in accordance with the provisions of this Agreement, Seller may make a written request for a Demand Registration (as defined below) pursuant to Section 1.7(b); provided, that if and so long as the Shelf Registration Statement is on file, after filing and prior to effectiveness the Parent complies with its obligations to use best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable after filing, and thereafter maintains its effectiveness for the period specified in this Section 1.7(a) (subject to any Suspension or Blackout Period), then Parent shall have no obligation to effect a Demand Registration.

(b)          (i)          Subject to Section 1.7(a), Seller may make a written request for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”), and Parent shall comply with such request; provided, that Parent shall not be obligated to effect more than one (1) Demand Registration in any twelve (12) month period; and provided, further, that the number of Registrable Securities proposed to be sold by Seller making such written request shall have a market value of at least Ten Million Dollars ($10,000,000); provided that Seller shall not be entitled to request or participate in a Demand Registration at any time after the date on which such Seller could sell all Registrable Shares then held by such Seller in one transaction without restriction by the volume limitations of Rule 144(e) under the Securities Act. Subject to the foregoing, the number of Demand Registrations which may be made pursuant to this Section 1.7(b)(i) shall be unlimited. Any such request will specify the number of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. Within ten (10) days after receipt of such request, Parent will give written notice of such registration request to any other Seller and include in such registration all such Registrable Securities with respect to which Parent has received written requests for inclusion therein within twenty (20) days after the receipt by such Seller of Parent’s notice. Each such request will also specify the number of Registrable Securities to be registered and the intended method of disposition thereof. Unless Seller shall consent in writing, no other party, including Parent, shall be permitted to offer securities under any registration statement required to be filed pursuant to a Demand Registration.

(ii)          A registration will not count as a Demand Registration until it has become effective and shall have remained effective until the earlier of (A) ninety (90) days after the effectiveness date or (B) all Registrable Shares registered under such registration statement shall have been sold pursuant to such registration statement; provided that if such request for Demand Registration is withdrawn at the request of any Seller, such registration shall count as a Demand Registration unless the participating Sellers agree to pay all expenses incurred by Parent in connection with such requested registration.

(iii)        If Seller so elects by written notice to Parent, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Seller shall select the book-running managing Underwriter in connection with such registration; provided that such managing Underwriter must be reasonably satisfactory to Parent. Parent may select any additional investment banks and managers to be used in connection with the offering; provided that such additional investment bankers and managers must be reasonably satisfactory to Seller. To the extent 25% or more of the Registrable Securities so requested to be registered are excluded from the offering, Seller shall have the right to one (1) additional Demand Registration under this Section 1.7(b) in such twelve-month period with respect to such Registrable Securities; provided in no event shall Parent be required to effect more than two Demand Registrations pursuant to this provision in any 12 month period.

(iv)         In order to effectuate such Demand Registration, Parent will as expeditiously as practicable prepare and file with the SEC a registration statement on any form for which Parent then qualifies or which counsel for Parent shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days.

(c)          In connection with a registration statement required to be filed hereunder, Parent will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States (where an exemption does not apply) as Seller reasonably (in light of Seller’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other Governmental Entities in the United States as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be reasonably necessary or advisable to enable Seller to consummate the disposition in each such jurisdiction of the Registrable Securities owned by Seller; provided, that Parent will not be required to (A) qualify generally to do business or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(d)          At the request of Seller, Parent shall promptly furnish to Seller and each Underwriter, if any, without charge, as many copies of the registration statement as proposed to be filed, and thereafter furnish to Seller and Underwriter, if any, such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including the preliminary prospectus) and such other documents as Seller or Underwriter may reasonably request to facilitate the disposition of the Registrable Shares pursuant to such registration statement.

(e)          Parent shall pay the following expenses incurred by Parent in connection with the registration of the Registrable Shares: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel to Parent in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees of Parent performing legal or accounting duties), (v) the fees and expenses incurred by Parent in connection with the listing of the Registrable Securities, and (vi) reasonable fees and disbursements of counsel for Parent and customary fees and expenses for independent certified public accountants retained by Parent (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to subsection (g) below). Parent shall have no obligation to pay any underwriter’s or broker’s discounts or commissions or any fees or disbursements of any counsel, advisors or experts retained by any Seller.

(f)           With respect to any Demand Registration for an underwritten offering, Parent will make available for inspection by Seller or Underwriter, if any, participating in any disposition pursuant to a registration statement required to be filed hereunder and any attorney, accountant or other professional retained by Seller or any such Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Parent (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which Parent determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or related preliminary prospectus or prospectus or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Seller agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of Parent unless and until such is made generally available to the public. Seller further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to Parent and allow Parent, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(g)          With respect to any Demand Registration for an underwritten offering, Parent will enter into customary agreements (including an underwriting agreement, if any, in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities pursuant to the registration statement, including but not limited to, using its best efforts to furnish to Seller or Underwriter, if any, a signed counterpart, addressed to Seller or Underwriter, of (i) an opinion or opinions of counsel to Parent and (ii) if eligible under applicable accounting standards, a comfort letter or comfort letters from Parent’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Seller or Underwriter reasonably requests.

(h)          Subject to Section 1.7(i), in the event of: (i) any request by the SEC or any other federal or state Governmental Entity during the period of effectiveness of a registration statement contemplated by this Section 1.7 for amendments or supplements to such registration statement or related preliminary prospectus or prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state Governmental Entity of any stop order suspending the effectiveness of any registration statement contemplated by this Section 1.7 or the initiation of any proceedings for that purpose; (iii) the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any Action for such purpose; or (iv) any event or circumstance that, in the good faith judgment of, Parent necessitates the making of any changes in a registration statement contemplated by this Section 1.7 or related preliminary prospectus or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of such registration statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of a preliminary prospectus or prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then Parent shall deliver a document in writing to Seller (the “Suspension Notice”) to the effect of the foregoing (which notice will include the date of the beginning and end of the intended suspension, if known) and, upon receipt of each Suspension Notice, Seller will suspend offers and sales of Registrable Shares pursuant to such registration statement (the “Suspension”) until Seller receives copies of a supplemented or amended preliminary prospectus or prospectus prepared and filed by Parent, or until Seller is advised in writing by Parent that the current preliminary prospectus or prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such preliminary prospectus or prospectus. In the event of any Suspension, Parent will use best efforts to cause the use of the preliminary prospectus or prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to Seller; provided, however, that in any 12 month period, the aggregate duration of any Suspension may not exceed 90 days. Nothing in this Section 1.7(h) shall prevent Seller from offering, selling or distributing pursuant to Rule 144 at any time to the extent permitted under applicable Law.

(i)           If at any time Parent sends a Suspension Notice to the Seller, Parent also notifies the Seller that the event giving rise to such notice relates to a development involving Parent and that Parent has determined that disclosure of such development at such time would be detrimental to Parent and its Subsidiaries, then Parent will not be required to use best efforts to make any changes to any registration statement contemplated by this Section 1.7 or related preliminary prospectus or prospectus, or any document incorporated or deemed to be incorporated therein by reference, during a period of up to 45 consecutive days as specified in the notice contemplated herein (the “Blackout Period”), and Seller shall suspend offers and sales of Registrable Shares pursuant to such registration statement during each Blackout Period; provided, however, that in any period of 365 consecutive days Parent may not avail itself of its rights under this Section 1.7(i) with respect to more than two Blackout Periods. Nothing in this Section 1.7(i) shall prevent Seller from offering, selling or distributing pursuant to Rule 144 at any time to the extent permitted by applicable Law.

(j)           Notwithstanding anything to contrary in this Section 1.7, no Suspension nor Blackout Period may be declared unless declared for all holders of Parent Common Stock that have registration rights and may not have a duration longer than the shortest such period applicable to any such holder.

(k)          Parent agrees to indemnify and hold harmless, to the full extent permitted by Law, each Seller and each Seller’s partner, advisors, affiliates, trustee, representatives, employees and agents against all Losses resulting from any untrue statement (or alleged untrue statement) of a material fact in, or any omission (or alleged omission) of a material fact required to be stated in, any registration statement contemplated by this Section 1.7 or related preliminary prospectus or prospectus, or necessary to make the statements therein (in the case of a preliminary prospectus or prospectus, in light of the circumstances under which they were made)

not misleading or any violation by Parent of the Securities Act, state securities Laws or any rule or regulation promulgated under such Laws applicable to Parent in connection with any such registration, as such expenses are incurred, except insofar as the same are caused by or contained in any information furnished in writing to Parent by such Seller expressly for use therein and except to the extent such indemnification obligation arises out of or is based upon sales of Registrable Shares by the Seller (i) after the delivery by Parent to Seller of a Suspension Notice and before (A) the delivery by Parent of the supplemented or amended preliminary prospectus or prospectus prepared and filed by Parent as provided in Section 1.7(h) or (B) Seller is advised in writing by Parent that the current preliminary prospectus or prospectus may be used, or (ii) during a Blackout Period specified in Section 1.7(i). The indemnity provided for in this Section 1.7(k) shall remain in full force and effect regardless of any investigation made by or on behalf of Seller.

(l)           In connection with any registration statement contemplated by this Section 1.7, each Seller will furnish to Parent in writing such information as Parent reasonably requests for use in connection with such registration statement or related preliminary prospectus or prospectus and agrees to indemnify and hold harmless, to the full extent permitted by Law, Parent, its officers, directors, shareholders, employees, advisors and agents, and each Person who controls Parent against all Losses resulting from any untrue statement (or alleged untrue statement) of a material fact in, or any omission (or alleged omission) of a material fact required to be stated in, such registration statement or related preliminary prospectus or prospectus or necessary to make the statements therein (in the case of a preliminary prospectus or prospectus, in light of the circumstances under which they were made) not misleading or any violation by any Seller of the Securities Act, state securities Laws or any rule or regulation promulgated under such Laws applicable to Seller in connection with any such registration, or from sales of Registrable Shares by Seller (i) after the delivery by Parent to Seller of a Suspension Notice and before (A) the delivery by Parent of the supplemented or amended prospectus prepared and filed by Parent as provided in Section 1.7(h) or (B) Seller is advised in writing by Parent that the current preliminary prospectus or prospectus may be used or (ii) during a Blackout Period specified in Section 1.7(i), as such expenses are incurred, provided that in the event of such an untrue statement or omission the Seller shall be liable only to the extent that such untrue statement or omission is contained in any information so furnished in writing by Seller to Parent specifically for inclusion therein. In no event shall any Seller be liable pursuant to this paragraph for any amount in excess of the gross proceeds received by such Seller from the Registrable Shares sold by such Seller pursuant to such registration statement.

(m)         Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any Action with respect to which a claim for indemnification may be made pursuant to this Section 1.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such Action; provided, however, that the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder except to the extent that the indemnifying party has been materially prejudiced by such failure. If any such Action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim will not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. No indemnifying party may consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent may not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim. No indemnified party may consent to entry of any judgment or enter into any settlement of any action the defense of which has been assumed by an indemnifying party, and no indemnified party may consent to entry of any judgment or enter into any settlement of any action the defense of which has not been assumed by an indemnifying party without the consent of such indemnifying party, which consent may not be unreasonably withheld.

(n)          If for any reason the indemnification provided for in subsections (k) and (l) is unavailable to an indemnified party or insufficient to hold it harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party on the other and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No party guilty of fraudulent misrepresentation (with the meaning of 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentations. In no event shall any Seller be required to contribute pursuant to this paragraph any amount in excess of the gross proceeds received by such Seller from the Registrable Shares sold by such Seller pursuant to such registration statement.

(o)          Parent shall use best efforts to ensure that prior to the effectiveness of a registration statement contemplated by this Section 1.7, the Registrable Shares have been accepted for quotation on the Nasdaq Global Market, subject to notice of issuance.

(p)          (i) Seller will cooperate reasonably in providing to Parent such information as is customarily and reasonably required of selling stockholders in a registered offering.

(ii)          The parties acknowledge that Parent may be required to include audited consolidated financial statements of the Company and its Subsidiaries in any registration statement that Parent may file with the SEC pursuant to the Securities Act, including any registration statement contemplated by this Section 1.7, and in current and periodic reports that

Parent will file with the SEC pursuant to the Exchange Act, including a Current Report on Form 8-K reporting on the closing of the transactions contemplated hereby. To the extent Parent, either in connection with the registration obligations in this Section 1.7 or to otherwise comply with any SEC or other reporting obligation before the Closing, requires that (a) any audits be performed on the financial statements of the Company or its Subsidiaries, (b) any other changes be made to such financial statements in order to comply with any SEC requirements, or (c) any certifications or consents be provided (collectively, “Financial Statement Matters”), then (A) Parent shall be solely responsible for all costs and expenses related to or arising out of all Financial Statement Matters and the engagement of all auditors performing any related services, (B) Parent shall be solely responsible (subject to the next clause) for procuring, obtaining and causing the completion of all Financial Statement Matters, (C) Seller will, until the Closing Date, reasonably cooperate in Parent’s efforts to procure, obtain or complete all Financial Statement Matters, at Parent’s sole expense (except as set forth in the penultimate sentence of this subsection), which cooperation will include without limitation (1) providing the access described in Section 4.1, (2) executing any documentation reasonably required by the Parent or Parent’s independent public accountants in connection with such accountant’s audit, including standard representation letters, (3) providing copies of internal financial statements and any related work papers and supporting documentation and (4) requesting the Company’s auditors to reasonably cooperate with Parent’s independent public accountants and (D) any failure by Seller to comply with its obligations under this sentence will, as its sole consequence, defer Parent’s filing obligations in respect of the registration obligations under Section 1.7(a) by the number of days that such filing is delayed by Seller’s failure to comply with the provisions of subsection (C) above (as measured from the date that written notice is delivered by Parent to Seller that Parent believes in good faith that Seller is in violation of subsection (C), and that such violation is preventing Parent from proceeding with the registration obligation under 1.7(a), and until such time that such violation has ceased or been cured), and shall not give constitute or contribute to any breach or default by Seller or a failure of any condition to Closing in favor of Parent. The parties agree that they will retain KPMG, LLP to conduct the audit of the 2006 financial statements of the Company and its Subsidiaries in accordance with GAAP and the rules of the SEC, and that the Seller will pay $150,000 of the cost of the audit and Parent will pay the remaining cost of the audit. Except as provided in the immediately preceding sentence, Parent shall reimburse Seller for reasonable out-of-pocket expenses actually incurred by the Company in connection with the compliance by the Company with its obligations under this Section 1.7(p)(ii).

(q)          Parent covenants that it will file any reports required to be filed by it under the Exchange Act and that it will take such further action as Seller may reasonably request, all to the extent required from time to time to enable Seller to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Seller, Parent will deliver to Seller a written statement as to whether it has complied with such requirements.

1.8	Tax Elections and Allocations.

(a)          Elections. At Buyer’s option, Seller and Buyer agree to do all things necessary and appropriate to effectuate an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a “Code Section 338(h)(10) Election”) with respect to the purchase of the Company and any of Company’s Subsidiaries by the Buyer. Buyer will be responsible for preparing the necessary forms to file the Code Section 338(h)(10) Election and, after review and signature by Seller, file the forms with the proper Governmental Entity. Seller and Buyer agree to report for tax purposes on their Tax Returns consistent with such elections.

(b)          Allocations. Prior to Closing, Seller and Buyer will cooperate and use their reasonable best efforts to allocate the Purchase Price among assets in accordance with the Code Section 338(h)(10) Election with respect to the Company referred to in Section 1.8(a) above. Allocations to certain covenants shall also be made in accordance with Section 5.1(b). Seller and Buyer agree to report for tax purposes on their Tax Returns consistent with such allocations.

(c)          Valuation of Parent Common Stock for Tax Reporting Purposes. The value of the Parent Common Stock for tax reporting purposes will be the number of shares of Parent Common Stock delivered to Seller on the Closing Date multiplied by the Closing Sale Price of the Parent Common Stock on the Closing Date.

1.9	The Closing.

The Closing will take place at Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California, 90064, as promptly as practicable following satisfaction or waiver of the conditions to closing specified in Article 6 hereof. The Closing will be deemed effective as of the end of the business day on the date on which the Closing occurs.

1.10	Purchase of Foreign Subsidiaries.

Buyer and Parent may elect to have one or more of their foreign Affiliates purchase the Equity Securities of one or more foreign Subsidiaries of the Company (in particular, the parties anticipate that the foreign Affiliates of Parent may purchase the Equity Securities of the foreign Subsidiaries of the Company in Spain, Germany and Australia), with the timing of the transaction or transactions to occur on the Closing Date either simultaneous with or immediately prior to the Closing. If Buyer and Parent make such an election, they will provide notice to the Seller at least ten days prior to the Closing, which notice must specify in reasonable detail the structure of the transaction or transactions and be accompanied by Contracts and other documents needed to effect such transaction or transactions. The parties will work in good faith to negotiate and enter into such additional Contracts and other documents as may be necessary to effect such purchases. If any such purchase occurs, the aggregate purchase price payable to the owner of the Company’s foreign Subsidiary will reduce the Cash Purchase Price hereunder by an equal amount. If, as a result of any such purchase, Seller, the Company or any of its Subsidiaries would have to (i) incur any additional expenses (not including any expenses addressed elsewhere in this Agreement (e.g., Sections 2.20 and 5.5 (other, with respect to Section 5.5, than the fees of legal and tax professionals that are directly attributable to the purchase of the foreign Subsidiaries as described herein) or (ii) pay any additional Taxes to a Governmental Entity (such additional expenses and Taxes, the “Additional Costs”), the Cash Purchase Price will be increased (such increase, the “Foreign Subsidiary Purchase Price Increase”) by an amount equal to such Additional Costs.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed in the Seller Disclosure Schedule, attached hereto, Seller jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that Seller’s representations and warranties expressly speak as of a specified earlier date) as follows:

2.1	Organization and Related Matters.

(a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so in good standing would not have a Company Material Adverse Effect. Schedule 2.1 lists all Subsidiaries of Company and correctly sets forth the capitalization of each Subsidiary and Company’s ownership interest therein, any other interest of Seller or any other Person therein, the jurisdiction in which Company and each Subsidiary was organized, and each jurisdiction in which Company and each Subsidiary is qualified or licensed to do business as a foreign Person. Each of the Subsidiaries of Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so in good standing would not have a Company Material Adverse Effect. Company and its Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification, except where failure (i) to be so in good standing or qualified or licensed or (ii) to have such power and authority would not have a Company Material Adverse Effect. Schedule 2.1 correctly lists the current directors and executive officers of Company and of each Subsidiary. True, correct and complete copies of the respective charter documents of Company and its Subsidiaries as currently in effect have been delivered to Buyer.

(b)          Seller has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which Seller is a party.

2.2	Stock.

Seller owns beneficially and of record: all of the outstanding shares of capital stock of Company; 2,450 of the parts of RIA France; and two of the outstanding shares of capital stock of RIA Hispaniola. Company owns, directly or through other Subsidiaries of the Company, all of the outstanding Equity Securities of each of its Subsidiaries, beneficially and of record, except the parts of RIA France Stock and the shares of RIA Hispaniola Stock owned by Seller, and except as set forth on Schedule 2.2. All of such Equity Securities of Company and its Subsidiaries are validly issued, fully paid, and non-assessable and, except for the Encumbrances listed under the “Liens” subheading on Schedule 2.2, are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and valid title to and complete ownership of the Stock, free of any Encumbrance. The authorized capital stock of Company consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and 1,000 shares are outstanding. Ria France has corporate capital fixed at 493,500 Euros, divided into 32,900 uncertificated nominal parts of 15 Euros each. The authorized capital stock of RIA Hispaniola consists of 130,318 shares of common stock, RD $100.00 par value, of which 130,318 shares are issued and 130,318 shares are outstanding. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company or any Subsidiary. There are no outstanding Contracts, nor any other shares, equity interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character of Seller, Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities. There are no preemptive rights in respect of any Equity Securities of Company or any Subsidiary. Company owns no Equity Securities of any entity that is not a Subsidiary.

2.3	Financial Statements; Changes; Contingencies.

(a)          Audited Financial Statements. Seller has delivered to Buyer all audited financial statements for Company and its Subsidiaries (including the businesses, assets and liabilities subject to the Divestiture Transactions) at December 31, 2005, 2004 and 2003 including both consolidated and consolidating balance sheets, statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for the periods then ended, and all reports by the Auditors with respect to such statements. Except as set forth on Schedule 2.3(a), all such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). Except as set forth on Schedule 2.3(a), such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of Company and its Subsidiaries for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Company and its Subsidiaries as of their respective dates. Since September 30, 2006, there has been no material change in any accounting policies, practices or procedures of Company and/or the Subsidiaries of the Company.

(b)          Unaudited Interim Financial Statements. Seller has delivered to Buyer consolidated and consolidating financial statements at September 30, 2006, including, without limitation, balance sheets for Company and its Subsidiaries (including the businesses, assets and liabilities subject to the Divestiture Transactions) (the “Company Interim Balance Sheet”), and the related consolidated and consolidating statements of operations and cash flows and changes in stockholder’s equity for the periods then ended. Except as set forth on Schedule 2.3(b), all such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis except for changes, if any, disclosed therein and subject to an absence of footnotes and to normal audit adjustments which will not be material in the aggregate. Except as set forth on Schedule 2.3(b), the statements of operations and cash flows present fairly in all material respects the results of operations and cash flows of Company and its Subsidiaries for the respective periods covered, and the Company Interim Balance Sheet presents fairly in all material respects the financial condition of Company and its Subsidiaries as of its date.

(c)	Ordinary Course of Business. Since September 30, 2006:

(i)           Except for the Divestiture Transactions described in Section 2.3(e), and all actions taken or to be taken in connection therewith, and all effects (legal, financial or other) thereof, and except as set forth on Schedule 2.3(c), neither Company nor its Subsidiaries have:

(1)          made any capital expenditure greater than One Hundred Thousand Dollars ($100,000), other than in the Ordinary Course of Business;

(2)          incurred or otherwise become liable in respect of any debt or become liable in respect of any guarantee, other than debt, intercompany advances or any guarantee between Company and its Subsidiaries or between Subsidiaries wholly owned by one of them, or otherwise in the Ordinary Course of Business;

(3)          mortgaged or pledged any asset or subjected any asset to any Encumbrance, other than in the Ordinary Course of Business;

(4)          made any change in its authorized or issued capital stock (including the Equity Securities) or granted or issued any option, purchase right, convertible stock, other sort of security or registration right, purchased, redeemed or retired any shares or other securities, or declared or made any distribution, other than distributions or contributions in connection with an increase in or the repayment or cancellation (in whole or in part) of debt or intercompany advances between Company and its Subsidiaries or between Subsidiaries wholly owned by one of them;

(5)          sold, leased to others or otherwise disposed of any asset outside of the Ordinary Course of Business;

(6)          purchased any Equity Security of any Person other than of a direct or indirect wholly owned Subsidiary of Company, or any assets constituting a business, or been party to any merger, consolidation or other business combination or entered into any Material Contract relating to any such purchase, merger, consolidation or business combination;

(7)          made any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in or to Company and its Subsidiaries and other than loans or advances made in the Ordinary Course of Business;

(8)          canceled or compromised any debt or claim other than in the Ordinary Course of Business and other than any debt, intercompany advances or claim between Company and its Subsidiaries or between Subsidiaries wholly owned only by one of them;

(9)          sold, transferred, licensed or otherwise disposed of any Intangible Property other than in the Ordinary Course of Business;

(10)       made or agreed to make any change in its customary methods of accounting or accounting practices, other than as required by GAAP;

(11)        waived or released or permitted to lapse any right of value except in the Ordinary Course of Business or suffered any damage to or destruction or loss of any asset or property, whether or not covered by insurance;

(12)	instituted, settled or agreed to settle any Action; or
(13)	amended its charter or bylaws.

(ii)          the Business has been operated in the Ordinary Course of Business (except as may be otherwise permitted by the terms of this Agreement, in respect of the Divestiture Transactions or as set forth in the Seller Disclosure Schedule).

(d)          No Other Liabilities or Contingencies. Company and its Subsidiaries, on a consolidated basis, do not have any liabilities of a nature required to be reflected or disclosed pursuant to GAAP, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities (i) that are reflected or disclosed in the most recent of the financial statements referred to in subsection (a) or (b) above, (ii) between Company and its Subsidiaries or between wholly owned Subsidiaries of any one of them, (iii) that were incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, (iv) that do not have a Company Material Adverse Effect or (v) are set forth in Schedule 2.3(d) hereto.

(e)          Divestiture Transactions. Prior to the Closing the Company will divest itself of all assets (including Subsidiaries) engaged in the corporate wire business (such divestiture, the “Divestiture Transactions”). The assets, Subsidiaries and associated liabilities to be divested by the Company in the Divestiture Transactions are listed on Schedule 2.3(e) hereto.

2.4	Tax and Other Returns and Reports.

(a)          Company has at all times since July 1, 1997, been, for federal and state income tax purposes, classified as an S corporation for purposes of Code Sections 1361 – 1379 and corresponding provisions of applicable state law. Company and each Subsidiary have timely filed all required material Tax Returns and have paid all Taxes due for all Pre-Closing Tax Periods as shown on those Tax Returns. All such Tax Returns were correct and complete in all material respects. Adequate reserves or accruals have been provided in the books of Company and each Subsidiary and in their financial statements referred to in Section 2.3 above, in accordance with GAAP, for all Taxes with respect to any period for which Tax Returns have not been filed, or for which Taxes are not yet due and owing. Schedule 2.4 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns or any other material Tax Returns of Company and its Subsidiaries. All required material Tax Returns, including amendments to date, have been prepared in good faith without negligence or misrepresentation and are complete and accurate in all respects. No

Governmental Entity has examined during the past three years, nor is in the process of examining any Tax Returns of Company or any Subsidiary.

(b)          Neither Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated Tax Return (other than a group the parent of which was Company). Neither Company nor any of its Subsidiaries has any Liability for Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries will be required to include any item or income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Tax Law); (B) installment sales made on or before the Closing Date; (C) dispositions of property made on or before the Closing Date for a contingent purchase price the fair market value of which could not be ascertained at the time of the dispositions; or (D) prepaid amounts received on or prior to the Closing Date.

(c)          Each of Company and its Subsidiaries has withheld and paid, or will withhold and pay (as applicable), all Taxes required to have been withheld and paid on or before the Closing Date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, foreign person, or other third party.

(d)          There is no threatened or pending action or proceeding with any Governmental Entity for the assessment or collection of any Taxes, against either Company or any Subsidiary, as to which Company has received written notice or has Knowledge, nor are there any audits or investigations by any taxing authority or proceedings in progress, nor has the Company or any Subsidiary received any written notice from any taxing authority that it intends to conduct such an audit or investigation. The Seller Disclosure Schedule lists all federal, state, local, and foreign original or amended income Tax Returns filed with respect to Company or any of its Subsidiaries on or after January 1, 2003, indicates those Company Tax Returns that have been audited, and indicates those Company Tax Returns that currently are the subject of audit. Seller has made available to Buyer complete copies of all portions of Tax Returns and examination reports which pertain to Company and its Subsidiaries, and statements of deficiencies assessed against or agreed to by any of Company and its Subsidiaries since December 31, 2003.

(e)          Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect.

(f)           No power of attorney has been granted by Company or any of its Subsidiaries with respect to any tax matter which is currently in force.

(g)          Neither Company nor any of its Subsidiaries (i) has made any payments, (ii) is obligated to make any payments, or (iii) is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

(h)          There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between Company or any of its Subsidiaries, or any predecessor or affiliate thereof, and any other party under which Company or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(i)           Neither Company nor any of its Subsidiaries has applied for, been granted, or agreed in writing to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(j)           Neither Company nor any Subsidiary is liable with respect to any purported indebtedness the interest of which is not deductible for applicable federal, state, local or foreign income Tax purposes.

(k)          Neither Company nor any Subsidiary has engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(l)           Company and its Subsidiaries have disclosed on their Tax Returns all positions taken that could reasonably be expected to give rise to a material understatement of federal income Tax within the meaning of Section 6662 of the Code.

2.5	Material Contracts, Agent Agreements and Correspondent Agreements.

(a)          Schedule 2.5 identifies each (A) Agent Agreement, (B) Correspondent Agreement, and (C) Contract (other than Agent Agreement or Correspondent Agreement) to which Company or any Subsidiary is a party or to which Company, any Subsidiary or any of their respective properties is subject or by which any thereof is bound that (a) is not terminable without penalty upon 180 days (or less) notice, (b) after the Interim Balance Sheet Date obligates Company to pay an amount of $200,000 or more per 12 month period, (c) has an unexpired term as of September 30, 2006 in excess of one year, (d) expressly limits or restricts the ability of Company or any Subsidiary to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty by Company or any Subsidiary of any obligation with a face amount of $200,000 or more, or (f) contains a right or obligation other than in the Ordinary Course of Business of any Affiliate, officer or director, of Seller, Company or any Subsidiary to Company or any Subsidiary (any Contract meeting any of these requirements in clause (C) is a “Material Contract”).

(b)          All Agent Agreements and Correspondent Agreements are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. The Company and its Subsidiaries are not and neither the Company nor any of its Subsidiaries has received any written notice and Seller does not have any Knowledge that any other party is, in default in any respect under any Agent Agreement or Correspondent Agreement, except for those defaults that would not have a Company Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(c)          All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. The Company and its Subsidiaries are not and neither the Company nor any of its Subsidiaries has received any written notice and Seller does not have any Knowledge that any other party is, in default in any respect under any Material Contract, except for those defaults that would not have a Company Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(d)          Except for the Agreements listed on Schedule 2.8(b), no Agent Agreement, Correspondent Agreement or Material Contract contains any change of control or similar provision that would be implicated by the execution or performance of this Agreement, except for those provisions as would not individually or collectively result in a Company Material Adverse Effect.

2.6	Real and Personal Property; Title to Property; Leases.

Schedule 2.6 lists all material tangible and real property owned by the Company or its Subsidiaries or used primarily in the Business, properly identifies each of such properties as real property (or an interest in real property) or personal property and designates any leasehold interests therein. Company or its Subsidiaries have good and valid title to or other rights to use, free and clear of all Encumbrances, all such property. Except as would not have a Company Material Adverse Effect, all such material tangible and real properties are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for use in the Business. All material leasehold properties held by Company or its Subsidiaries related to the Business as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business as a whole. Schedule 2.6 lists all leases to which the Company or its Subsidiaries is a party relating to material tangible and real property.

2.7	Intangible Property.

Schedule 2.7 lists any and all Marks and other material items of Intangible Property in which Company or its Subsidiaries have an interest and the nature of such interest. Company and its Subsidiaries have rights to or ownership of all such Intangible Property related to the operation of the Business. Company and its Subsidiaries do not use any Intangible Property by consent of any other Person and are not required to and do not make any payments to others with respect thereto. Neither Seller, Company nor any Subsidiary has received any notice to the effect (nor does Seller otherwise have Knowledge) that the Intangible Property or any use by Company or any Subsidiary of any such property conflicts with, interferes with, misappropriates or infringes the rights of any Person. No third party has, to the Seller’s Knowledge, interfered with, infringed upon, or misappropriated the Company’s Intangible Property.

2.8	Authorization; No Conflicts; Consents and Approvals.

(a)          This Agreement and any related agreements required to be entered into hereby constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

(b)          Except as disclosed on Schedule 2.8(b), the execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of this Agreement or any related agreements required to be entered into hereby by Seller, Company or any Subsidiary will not (1) conflict with or result in a violation pursuant to any provision of the charter documents, by-laws or other similar organizational documents of any of such entities, (2) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, contravene any Law currently in effect, or (3) conflict with or result in a breach of, or default under any Contract to which Company or any Subsidiary of the Company is a party or to which Company, any Subsidiary of the Company or any of their respective properties is subject or by which any thereof is bound, except with respect to clauses (2) and (3) above, for any such contraventions, conflicts, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(c)          Except as disclosed on Schedule 2.8(c) (as defined and specified therein, the “Required Governmental Approvals”), no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not have a Company Material Adverse Effect.

2.9	Legal Proceedings.

(a)          Except as disclosed in Schedule 2.9, there is no Action pending before any Governmental Entity or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries or any of their respective properties, or any of their respective officers, employees or directors in their capacity as such that (i) would have a Company Material Adverse Effect or (ii) questions the validity of this Agreement or the transactions contemplated by this Agreement or any actions taken or to be taken by Company, its Subsidiaries or Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

(b)          Except as disclosed in Schedule 2.9, as of the date of this Agreement, neither the Company nor its Subsidiaries is subject to any outstanding Order that would have a Company Material Adverse Effect.

2.10	Certain Labor Matters.

Except where failure to comply would not have a Company Material Adverse Effect, the Company and each Subsidiary of the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the WARN Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, wage and hour standards, occupational safety and health requirements and unemployment insurance, and is not engaged in any unfair labor practices.

2.11	Minute Books.

The minute books of Company and its Subsidiaries accurately reflect, in all material respects, all actions and proceedings taken to date by the respective shareholders, boards of directors and committees of Company and its Subsidiaries, and such minute books contain, in all material respects, true and complete copies of the charter documents of Company and its Subsidiaries and all related amendments. The stock record books of Company and each Subsidiary reflect accurately the respective capital stock of all classes.

2.12	Accounting Records.

Company and its Subsidiaries have records that accurately and validly reflect their respective transactions in all material respects, and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with management’s general or specific authorization and (ii) in all material respects recorded in conformity with GAAP so as to, without limitation, maintain accountability for assets.

2.13	Insurance.

All material insurance policies (such material insurance policies, the “Insurance Policies”) carried by or covering Company or its Subsidiaries with respect to the Business and their respective assets and properties are in full force and effect, and no notice of cancellation has been received by Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due, except where such failure to cure would not have a Company Material Adverse Effect. All premiums due on the Insurance Policies have been paid in a timely manner and Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

2.14	Permits.

Except as disclosed in Schedule 2.14, each of the Company and its Subsidiaries holds all permits, licenses, authorizations, certificates, rights, variances, exemptions, orders and approvals of all Governmental Entities that are required pursuant to any Laws and necessary for the lawful conduct of the Business (the “Company Permits”), except for failures to hold such Company Permits that would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

2.15	Compliance with Law.

Except as disclosed in Schedule 2.15, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Business, except for instances of noncompliance that have not had or would not have a Company Material Adverse Effect.

2.16	Dividends and Other Distributions.

Other than the Divestiture Transactions, and except as set forth on Schedule 2.16, there has been no dividend or other distribution of assets or securities by the Company or its Subsidiaries whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Seller or any other Person subsequent to September 30, 2006.

2.17	Employee Benefits.
(a)	Employee Benefit Plans, Agreements and Arrangements.

(1)          Schedule 2.17(a) lists all plans, agreements and arrangements providing compensatory benefits to current or former employees, officers or directors of Company or any Subsidiary to which Company or any Subsidiary is a party or by which any of them is legally bound (collectively, “Company Benefit Plans”), including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, consulting, retention, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to current or former employees, officers, directors or agents, including but not limited to benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement not terminable on 30 days (or less) written notice, or (d) any other “employee benefit plan” (within the meaning of Section 3(3) or ERISA).

(2)          Seller has delivered to Buyer true and complete copies of all plan documents, trust documents, if applicable, as well as all amendments thereto and summary plan descriptions, if applicable, with respect to each Company Benefit Plan.

(3)          Company and its Subsidiaries are in material compliance with the applicable provisions of ERISA (as amended through the date of this Agreement) and all other Laws applicable to the Company Benefit Plans. Company and its Subsidiaries have performed in all material respects their obligations required to have been performed under the Company Benefit Plans. To the Knowledge of Seller, there are no Actions (other than routine claims for benefits) pending or threatened against the Company Benefit Plans or their assets, or against Company or any Subsidiary arising out of the Company Benefit Plans.

(4)          All contributions and other payments required to be made by Company or its Subsidiaries by Law or by the terms of any Company Benefit Plan with respect to any period ending before the Closing Date have been made, or reserves adequate for such contributions or other payments have been or will be reflected in Company’s financial statements, and no accumulated funding deficiencies exist in any Company Benefit Plan subject to Section 412 of the Code. Neither Company nor any Subsidiary nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

(5)          None of the Company Benefit Plans is subject to Title IV of ERISA, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer plan as defined under §3(37) of ERISA.

(6)          Except as disclosed on Schedule 2.17(a) or as otherwise contemplated by this Agreement: (i) the consummation of the transactions contemplated by this Agreement will not cause any Company Benefit Plan to increase benefits payable to any participant or beneficiary; (ii) the consummation of the transactions contemplated by this Agreement will not: (a) entitle any current or former employee of the Company or any of its ERISA Affiliates to severance pay, unemployment compensation or any other payment, benefit or award under the Company Benefit Plans; or (b) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Company Benefit Plans; (iii) all Company Benefit Plans have been administered in compliance with the documents and instruments governing the Company Benefit Plans, except in cases where changes in the Law require compliance with the Laws for periods preceding the date the Company Benefit Plans are required to be amended with retroactive affect; and (iv) with respect to the Company Benefit Plans, the Company has no material liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (a) any excise taxes under the Code §4971 through §4980B, §4999 or §5000, or (b) any penalty under §502(i), §502(l), Part 6 of Title I or any other provision of ERISA, or (c) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(7)          The Company has no express or implied commitment, whether legally enforceable or not (i) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)	Qualified Plans.

(1)          Schedule 2.17(b) lists all Company Benefit Plans that are “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA) and that are intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).

(2)          Each Qualified Plan has received a favorable determination letter from the IRS (or is the adoption of a prototype plan that may rely upon the plan sponsor’s opinion letter from the IRS) that the Qualified Plan is qualified under Section 401(a) of the Code and each trust under the Qualified Plan is exempt from tax under Section 501(a) of the Code. To the Knowledge of Sellers, no fact or circumstance exists that would result in the revocation of such IRS determination letter (or preclude reliance upon such opinion letter), and no event has occurred that will or could subject any such plans to tax under Section 511 of the Code.

(3)          Seller has delivered to Buyer for each Qualified Plan copies of the following documents: (i) the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year.

(c)          Health Plans. All group health plans of Company, any Subsidiary and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code or similar state laws to the extent such requirements are applicable. Except as disclosed in Schedule 2.17(c), and except for the continuation coverage requirements of Section 4980B of the Code, the corresponding provisions of ERISA and similar provisions of state law, neither Company nor any Subsidiary has any liability for benefits to employees following retirement or other termination of employment under any of the Company Benefit Plans that are group health plans.

(d)          Deferred Compensation. With respect to any Company Benefit Plan that constitutes a “deferred compensation plan” within the meaning of Section 409A of the Code, the Company has operated the Company Benefit Plan in material compliance with Section 409A of the Code, and the IRS guidance issued thereunder.

2.18	Certain Interests.

Except as set forth on Schedule 2.18, no Affiliate of Seller, Company or any Subsidiary nor any officer or director of any thereof, has any interest in any property used in the Business; no such Person is indebted or otherwise obligated to Company or any Subsidiary; and neither Company nor any Subsidiary is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

2.19	Intercompany Transactions.

Except as set forth on Schedule 2.19, (i) neither Company nor any Subsidiary is a party to any transaction with Seller or any other Affiliate of Seller, (ii) neither the Company nor any Subsidiary has any liabilities or obligations to Seller or any other Affiliate of Seller and none of Seller or such Affiliates has any obligations to Company or any Subsidiary; and (iii) the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from Company or any Subsidiary or the successor or assign of any thereof to Seller or any Affiliate of Seller (other than as contemplated hereby).

2.20	No Brokers or Finders.

No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, Company or any Subsidiary of the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions with the exception of Credit Suisse Securities (USA) LLC, the fees, commissions and expenses of which will be paid by Seller.

2.21	Environmental Compliance.

Except as provided in this Section 2.21, Seller makes no representation or warranty, express or implied, as to any environmental matters, including Environmental, Health, and Safety Requirements.

(a)          Except as set forth on Schedule 2.21, each of the Company and its Subsidiaries is in compliance with all applicable Environmental, Health, and Safety Requirements, except for such violations and defaults as would not have a Company Material Adverse Effect.

(b)	Except as set forth on Schedule 2.21:

(i)           neither Company nor any Subsidiary has generated, used, transported, treated, stored, released or disposed of any Hazardous Substance in violation of any Laws;

(ii)          there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of the Company or any Subsidiary of the Company or the use of any property or facility of the Company of any Subsidiary of the Company, which has or may create any liability under any Laws or which would require reporting to or notification of any Governmental Entity, except as would not have a Company Material Adverse Effect;

(iii)        no underground storage tank, asbestos containing material, material containing polychlorinated biphenyls, or landfills, surface impoundments or disposal areas is contained in or located at any present or former facility of the Company or any Subsidiary, except as would not have a Company Material Adverse Effect; and

(iv)         any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company or any Subsidiary, whether before or during Seller’s ownership, has been handled or dealt with by Company or such Seller in compliance with applicable Laws, except as would not have a Company Material Adverse Effect.

2.22       Compliance with Covered Programs. Except for instances where noncompliance would not have a Company Material Adverse Effect and as set forth on Schedule 2.22:

(a)          None of Seller, the Company, any of its Subsidiaries or Affiliates, or to Seller’s Knowledge, any of their respective officers, directors or agents (including foreign agents), is a Covered Person.

(b)          To Seller’s Knowledge, none of Seller, the Company, any of its Subsidiaries or Affiliates (i) has conducted any business or has engaged in any transaction or dealing with any Covered Person in material violation of the Covered Programs; (ii) has dealt in, or otherwise has engaged in any transaction relating to, any cash, securities or other property or interests in property in violation of the Covered Programs; (iii) has engaged in or has conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, in any material respect, any of the requirements or prohibitions set forth in the Covered Programs; (iv) has been charged, indicted or convicted of any Covered Offense; or (v) is currently under investigation by any Governmental Entity for any alleged Covered Offense or other criminal activity.

(c)          Seller, the Company and its Subsidiaries are in material compliance with all applicable orders, rules, regulations and interpretive releases issued by the U.S. Department of the Treasury and OFAC relating to the Covered Programs.

(d)          To the extent required by Covered Programs, the Company and its Subsidiaries have each established, maintain and enforce a compliance program that contains written policies, procedures and internal controls reasonably designed to prevent the Business from violating the Covered Programs, and copies of all such written policies, procedures and internal controls have been provided to the Buyer.

(e)          The Company and its Subsidiaries have taken appropriate and reasonable due diligence efforts to know each investor in and each customer of the Company and its Subsidiaries to the extent required by the Covered Programs.

(f)           To Seller’s Knowledge, the Company and its Subsidiaries have notified or reported all identified suspicious transactions or activities in accordance with the Covered Programs.

(g)          The Company and its Subsidiaries have each adopted reasonable policies, procedures and controls relating to the Covered Programs.

(h)          Schedule 2.22 contains a true, complete and correct list of all licenses, registrations and other authorizations of or from the U.S. Department of the Treasury, OFAC or the IRS issued to or held by the Company or its Subsidiaries under or in respect of the Covered Programs (the “Covered Permits”), each of which is in full force and effect, and copies of each of which have been provided to the Buyer. There have been no material restrictions in the Covered Permits or to the Company’s or its Subsidiaries’ ability to renew the Covered Permits. The consummation of the transactions contemplated hereby will not conflict with the terms of, or result in default under, any of the Covered Permits. The Company and its Subsidiaries are in material compliance with all Covered Permits.

2.23	Foreign Money Transfer Laws.

Each of the Company and its Subsidiaries is in material compliance with all applicable foreign (a) banking Laws, (b) money transfers Laws, (c) anti-money laundering Laws and (d) data protection Laws, except for instances of noncompliance that would not have a Company Material Adverse Effect.

2.24	No Other Representations and Warranties.

Except for the representations and warranties contained in Article 3 of this Agreement or in any certificates delivered by Parent or Buyer in connection with the Closing, none of Parent, Buyer, any Affiliate of Parent or Buyer or any other Person makes any representations or warranties, and Parent and Buyer hereby disclaim any other representations or warranties, whether made by Parent, Buyer, any Affiliate of Parent, or any of their respective officers, directors, employees, agents or other representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to Seller or any of its agents or representatives of any documentation or other information.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as disclosed, or as qualified by information set forth, in the Buyer Disclosure Schedule, attached hereto, Buyer and Parent jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of a specified earlier date) as follows:

3.1	Organization and Related Matters.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except where the failure to be so in good standing would not have a Parent Material Adverse Effect. Buyer has all necessary corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except where the failure to be so in good standing would not have a Parent Material Adverse Effect. Parent has all necessary corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Parent has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Parent owns, beneficially and of record, all of the outstanding Equity Securities of Buyer, and there are no outstanding options, warrants or rights to acquire, or any securities convertible or exchangeable for, any such securities of Buyer.

3.2	Authorization.

The execution, delivery and performance of this Agreement and any related agreements by Buyer and Parent have been duly and validly authorized by the Board of Directors of Buyer and Parent and by all other necessary corporate action on the part of Buyer and Parent. This Agreement constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

3.3	No Conflicts; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by Parent and Buyer and the execution, delivery and performance of this Agreement or any related agreements required to be entered into hereby by Parent or Buyer will not (1) conflict with or result in a violation pursuant to any provision of the charter documents or by-laws of Parent or Buyer, (2) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, contravene any Law currently in effect, or (3) conflict with or result in a breach of, or default under any Contract to which Parent or Buyer is a party or to which Parent, Buyer or any of their respective properties is subject or by which any thereof is bound, except with respect to clauses (2) and (3) above, for any such contraventions, conflicts, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

(b)          Other than the Required Governmental Approvals, no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent or Buyer, the performance by Parent or Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not have a Parent Material Adverse Effect.

3.4	No Brokers or Finders.

No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions with the exception of Banc of America Securities LLC, the fees, commissions and expenses of which will be paid by Buyer or Parent.

3.5	Legal Proceedings.

(a)          There is no Action pending before any Governmental Entity or, to the Knowledge of Buyer or Parent, threatened against the Buyer or Parent or any of their respective properties, or any of their respective officers, employees or directors in their capacity as such that (i) would have a Parent Material Adverse Effect, (ii) questions the validity of this Agreement or the transactions contemplated by this Agreement or any actions taken or to be taken by Buyer or Parent pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated herby or (iii) would have a material adverse effect on the business of Parent.

(b)          As of the date of this Agreement, neither the Buyer nor Parent is subject to any outstanding Order that would have a Parent Material Adverse Effect.

3.6	Completion of Transaction.

Neither Parent nor Buyer has Knowledge of any fact or circumstances that are specific to Parent or Buyer that they reasonably believe would prevent Parent or Buyer from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby.

3.7	Due Diligence.

(a)          Each of Parent and Buyer acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the Business, operations, assets, liabilities, and prospects of Company and its Subsidiaries, which investigation, review and analysis was done by Parent and Buyer and, to the extent Parent and Buyer deemed appropriate, by Parent’s and Buyer’s representatives (it being understood that nothing in this Section 3.7 shall limit or modify or shall be construed as limiting or modifying any of the representations or warranties set forth in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing).

(b)          Each of Parent and Buyer acknowledge that, should the Closing occur, Parent and Buyer will acquire Company, its Subsidiaries and their respective properties, assets and liabilities without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing.

3.8	Financing Arrangements.

(a)          The financing of the transactions contemplated hereby will consist, in part, of debt financing (the “Financing”) and the delivery of the Parent Common Stock. Parent and Buyer have delivered to Company true, accurate and complete copies of fully executed commitment letters with respect to the Financing (the “Financing Commitments”), pursuant to which the lenders named therein have committed, subject to the terms thereof, to lend Parent or Buyer the amounts stated therein.

(b)          As of the date hereof, none of the Financing Commitments has been amended or modified in any respect, and none of the Financing Commitments has been withdrawn or terminated in any respect. As of the date hereof, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Buyer and, to the Knowledge of Parent and Buyer, the other parties thereto. As of the date hereof, the Financing Commitments are in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing on the terms contained in the Financing Commitments, other than as set forth in, or contemplated by, the Financing Commitments.

(c)          The aggregate proceeds from the Financing, together with cash on hand of Company and its Subsidiaries anticipated to be available at Closing, will provide Parent and Buyer with funds sufficient for the consummation by Parent and Buyer of the transactions contemplated hereby and the satisfaction of all of Parent’s and Buyer’s payment obligations under this Agreement, including, without limitation, their obligations (a) to pay the Cash

Purchase Price, and (b) to pay all of Buyer’s and Parent’s fees and expenses arising out of or associated with this Agreement or any of the transactions contemplated hereby when due.

(d)          No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Buyer under any term or condition of the Financing Commitments, and neither Parent nor Buyer reasonably believes that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Buyer have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement.

3.9          SEC Reports. Parent has filed all required forms, reports, schedules, statements and other documents with the Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included or incorporated by reference therein, are collectively referred to herein as the “Euronet SEC Reports”). Each of the Euronet SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such Euronet SEC Report was filed. None of the Euronet SEC Reports contained at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There has not been any Parent Material Adverse Effect or material adverse change in the business of Parent since Parent’s last periodic report.

3.10       Parent Financial Statements. The audited consolidated financial statements and the unaudited quarterly financial statements of the Company included in the Euronet SEC Reports (the “Parent Financial Statements”) complied on the date of filing as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect on the date of filing, were prepared in accordance with GAAP, except as may be indicated in the notes thereto or, in the case of such unaudited statements, as permitted by Form 10-Q and Form 8-K of the SEC, and fairly presented (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments), in all material respects, the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

3.11       Sarbanes-Oxley. Except for such matters as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse change in the business of Parent, Parent is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002.

3.12	Capital Structure.

(a)          As of November 17, 2006, the authorized stock of Parent consists of 90,000,000 shares of Parent Common Stock, of which 37,291,408 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, none of which is issued and outstanding.

As of September 30, 2006, the number of shares of Parent Common Stock on a weighted average diluted basis was 42,524,973.

(b)          The shares of parent Common Stock to be issued pursuant to this Agreement (including those issued on the Closing Date and those to be issued pursuant to the Contingent Value Rights Agreement and the Appreciation Rights Agreement), when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities Laws.

3.13      No Undisclosed Liabilities. Except as would not have a Parent Material Adverse Effect or a material adverse change in the business of Parent and except as specifically disclosed in the Euronet SEC Reports filed on or after December 31, 2005, Parent has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type whether accrued, absolute, contingent, matured, unmatured or otherwise required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate, (i) has not been reflected in the Parent Financial Statements, or (ii) has not arisen in the ordinary course of Parent’s business since the date of the most recent Parent Financial Statement.

3.14	Compliance with Law.

Except as specifically disclosed in the Euronet SEC Reports filed on or after December 31, 2005, each of Parent and its Subsidiaries is in compliance with all Laws applicable to the business of Parent, except for instances of noncompliance that have not had or would not have a Parent Material Adverse Effect or a material adverse change in the business of Parent.

3.15       No Other Representations and Warranties. Except for the representations and warranties contained in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing, Parent and Buyer each acknowledge that:

(a)          None of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller, or any of their respective officers, directors, employees, agents or other representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Buyer or any of their officers, directors, employees, agents, Affiliates or other representatives of any documentation or other information.

(b)          None of Seller, any Affiliate of Seller or any other Person will have or be subject to any liability to Parent or Buyer or any other Person resulting from the distribution to Parent or Buyer, or either of their use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Buyer or any of their officers, directors, employees, agents, affiliates or other representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article 2 of this Agreement or in a certificate delivered by Seller in connection with the Closing.

(c)          Except as provided in Sections 2.3(a) and 2.3(b), no representation or warranty is made with respect to the businesses, assets and liabilities subject to the Divestiture Transactions.

ARTICLE 4

COVENANTS WITH RESPECT TO CONDUCT OF COMPANY AND ITS

SUBSIDIARIES PRIOR TO CLOSING

4.1	Access.

In order to accommodate the parties’ desire to accomplish an early conclusion to the transactions contemplated by this Agreement, Seller shall cause Company and its Subsidiaries to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to promptly make and deliver to Buyer copies of such books, records and other documents and to discuss their respective businesses with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers reasonably necessary or appropriate for the purposes of familiarizing itself with the Business, conducting its due diligence efforts related thereto, obtaining approvals and authorizations of all Governmental Entities necessary or advisable for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of Company and its Subsidiaries. All such access shall be during business hours, with reasonable advance notice, and subject to such reasonable precautions regarding confidentiality that Seller may require.

4.2	Reports; Financial Statements.

Seller will furnish to Buyer (i) as soon as available, and in any event within 10 days after it is prepared, any report by Company or any of its Subsidiaries for submission to its board of directors and other operating or financial reports (including any projections and budgets) prepared for management of any of their respective businesses and the working papers related thereto, (ii) as soon as available, copies of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity, (iii) monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations and cash flow and changes in stockholder’s equity for Company, (iv) monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations and cash flow and changes in stockholder’s equity for each of the Subsidiaries and (v) such other reports as Buyer may reasonably request in writing from time to time relating to Company and its Subsidiaries. Each of the financial statements, documents and other items provided pursuant to this Section 4.2 shall be provided as-is, without representation, and nothing in this Section 4.2 shall require Seller to furnish any information, communications or documents related to Seller’s rights or obligations under this Agreement.

4.3	Conduct of Business.

Seller agrees with and for the benefit of Buyer that neither Company nor any Subsidiary shall without the prior consent in writing of Buyer, which consent may not be unreasonably withheld, except (i) as reasonably required in contemplation or anticipation of the execution and performance of the Transition Services Agreement or the License Agreement, (ii) as required pursuant to the terms of any Material Contracts, (iii) as required by applicable Law or (iv) as set forth on Schedule 4.3:

(a)          conduct the Business in any manner except in the Ordinary Course of Business; provided, that the Company may introduce, market and support the new products described on Schedule 4.3; or

(b)          except as required by their terms, amend, terminate, or renegotiate any Material Contract; or

(c)          terminate, amend or fail to renew any existing material insurance coverage policy; or

(d)          other than in the Ordinary Course of Business, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any Subsidiary of more than One Hundred Thousand Dollars ($100,000) in the aggregate; or

(e)          grant any increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or pay any bonus to any Person, except for normal salary increases made in the Ordinary Course of Business; or

(f)           sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not greater than One Hundred Thousand Dollars ($100,000) in the aggregate or (ii) in the Ordinary Course of Business; or

(g)          issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of Company or any of its Subsidiaries; or

(h)          declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

(i)	change or amend its charter documents or bylaws; or

(j)           make any capital expenditures or commitments with respect thereto aggregating more than One Hundred Thousand Dollars ($100,000), other than in the Ordinary Course of Business; or

(k)          make any investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person other than a Subsidiary of the Company; or

(l)           make any Tax election, terminate the Company’s status as an S corporation, or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

(m)         except to the extent required by Law, create, adopt, modify or enter into any contract to participate in, any Company Benefit Plan; or

(n)          agree to or make any commitment to take any actions prohibited by this Section 4.3.

4.4	Notification of Certain Matters.

Upon receiving Knowledge of the relevant occurrence or failure, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would cause any of its respective representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy, in any respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

4.5	Required Governmental Approvals.

Parent and Buyer shall use their reasonable best efforts to obtain (and will prepare all registrations, filings and applications, requests and notices preliminary to) all Required Governmental Approvals, as soon as practicable following the date hereof. Seller will reasonably cooperate with Parent and Buyer in connection with obtaining the Required Governmental Approvals.

4.6	Preservation of Business Prior to Closing Date.

During the period beginning on the date hereof and ending on the Closing Date, Seller will, and will cause the Company and its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it.

4.7	HSR Act.

Seller will make and will cause Company and its Subsidiaries to make any and all filings required under the Hart-Scott-Rodino Act. If applicable, Buyer will make any and all filings required under the Hart-Scott-Rodino Act. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws. Buyer will be solely responsible for all filing fees for the transactions contemplated hereby under the Hart-Scott-Rodino Act. Seller and Buyer will supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

4.8	Terminations of Agreements; Continuation of Agreements.

Prior to the Closing Date Seller shall (i) cause the Contracts listed on Schedule 4.8(i) to be terminated with no liability to the Company and its Subsidiaries and (ii) cause the Contracts listed on Schedule 4.8(ii) to be entered into, confirmed or extended. Buyer hereby consents to all of the transactions and agreements referred to in this Section 4.8.

4.9	Updates of Schedules.

No later than five (5) Business Days prior to the Closing, Seller shall be entitled to deliver to Buyer and Parent an amendment of the Seller Disclosure Schedules delivered by Seller to Buyer and Parent under Article 2 to reflect any changes thereto that occurred or were discovered between the date of this Agreement and the Closing Date, and such amendment of the Seller Disclosure Schedules shall be deemed to be incorporated into such Schedules effective as of the date of this Agreement as if actually set forth therein on the date of this Agreement for purposes of determining whether the conditions contained in Section 6.2(a) have been satisfied; provided, however, that the Seller Disclosure Schedules shall not be deemed to have been so amended under this Section 4.9 for purposes of determining any liability of Seller to indemnify Buyer or Parent under Section 8.1(a) hereof, which liability (if any) shall be determined on the basis of the Schedules as originally delivered to Buyer and Parent on the date of this Agreement.

4.10	Financing.

(a)          Buyer and Parent agree to notify Seller immediately if, at any time prior to the Closing Date, (i) the Financing Commitment shall expire or be terminated for any reason, (ii) any financing source that is a party to the Financing Commitment notifies Buyer or Parent that such source no longer intends to provide financing to Buyer or Parent on the terms set forth therein, or (iii) for any reason Buyer or Parent no longer believe in good faith that it will be able to obtain any of the financing substantially on the terms described in the Financing Commitment. Buyer and Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, without the prior written consent of Seller, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that could reasonably be expected to impair, delay or prevent Buyer’s or Parent’s obtaining of the financing contemplated by the Financing Commitment. Neither Buyer nor Parent shall amend or alter, or agree to amend or alter, the Financing Commitment in any manner that would impair, delay or prevent the consummation of the transactions contemplated hereby without the prior written consent of Seller.

(b)          If the Financing Commitment shall be terminated or modified in a manner adverse to Buyer or Parent for any reason, Buyer and Parent shall use their reasonable best efforts to obtain, and will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of financing as the Financing Commitment as originally issued, funding conditions no less favorable than those included in the Financing Commitment as originally issued, a termination date not earlier than the termination date included in the Financing Commitment as originally issued, and other terms and conditions the aggregate effect of which is not materially adverse to the ability of Buyer or Parent to consummate the transactions contemplated hereby in comparison with those terms and conditions contained in the Financing Commitment as originally issued. Buyer and Parent shall accept any such new commitment letter if the funding conditions and other terms and conditions contained therein, in the aggregate, are not materially adverse to Buyer and Parent in comparison with those contained in the Financing Commitment as originally issued.

(c)          Buyer and Parent shall use their reasonable best efforts to cause Seller to be named as a third party beneficiary of all Financing Commitments.

(d)          Parent and Buyer shall provide Seller any certificates from Parent or Buyer, and any opinions, appraisals or other statements, relating to the solvency and adequate capitalization of Parent and Buyer and Parent’s and Buyer’s ability to pay its debts that are given to any banks or other lenders in connection with the Financing. Any such certificate, opinion, appraisal or other statement will be provided to Seller at the time it is provided to any banks or other lenders or promptly thereafter.

(e)          It is expressly understood and agreed that Parent’s and Buyers obligations to consummate the transactions contemplated by this Agreement on the terms and conditions specified herein are not subject to a financing condition or contingent upon the results of Parent’s and Buyer’s efforts to obtain the full amount of the Financing required to effect the Closing pursuant to, and to satisfy its obligations under, Article II hereof, including paying Seller the Cash Purchase Price pursuant to Section 1.3 hereof.

ARTICLE 5

ADDITIONAL CONTINUING COVENANTS

5.1	Noncompetition.

(a)          Restrictions on Competitive Activities. Seller agrees that after the Closing Buyer and Company shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of three (3) years after the Closing, Seller will not, directly or indirectly, within the specific markets in which the Business presently operates, for its own benefit or as agent for another carry on or participate in the ownership, management or control of, or be employed by, or consult for or otherwise render services to, any other present or future business enterprise to the extent that it is engaged in the Business as presently conducted, except for the Permitted Businesses. For the avoidance of doubt, without limitation, nothing in this Section 5.1 or this Agreement restricts or prohibits the Seller from engaging in the business conducted by the businesses subject to the Divestiture Transactions or in the Permitted Businesses. Notwithstanding the foregoing, (i) the Seller may invest in and own up to 5% of the outstanding equity interests of any company whose Equity Securities are traded on a national or international securities exchange, or over the counter market, and up to 3% of any non-publicly traded company and (ii) if divisions or subsidiaries of a business enterprise are engaged in the Business, but other divisions or subsidiaries of such business enterprise are not engaged in the Business, it shall not be a violation of this Section 5.1(a) to take otherwise prohibited actions with respect to such other divisions or subsidiaries provided that the Seller is not taking any such prohibited actions with respect to those divisions or subsidiaries that are engaged in the Business. For purposes of this Section 5.1(a), “Permitted Businesses” means those businesses described on Schedule 5.1(a).

(b)          Tax Allocation. Prior to Closing, Buyer and Seller will cooperate and use their reasonable best efforts to determine the amount of the Purchase Price to be allocated to the covenants in this Section 5.1.

5.2	Nondisclosure of Proprietary Data.

After the Closing, Seller shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information constituting a trade secret) concerning the business or policies of Company or any of its Subsidiaries that Seller learned as a shareholder, employee, officer or director of Company or any of its Subsidiaries. Such restriction shall not apply to any trade secret or proprietary data that becomes available to the public through no act or omission of Seller or which Seller is required to disclose by Law or legal process.

5.3	Employee Benefit Coverage.

(a)          Before the Closing Date, the Seller and Buyer will agree as to the transition of compensation and benefits arrangements applicable to the employees of the Company and its Subsidiaries (“Affected Employees”). Subject to the requirements set forth in Sections 5.3(b) through 5.3(e), Buyer may provide compensation and benefits to the Affected Employees either through (i) Buyer’s adoption or continued sponsorship of one or more of the Company’s and its Subsidiaries’ existing Company Benefit Plans, (ii) Buyer’s existing employee benefit plans, (iii) the adoption of new benefit plans or (iv) any combination of the foregoing.

(b)          Following the Closing Date until the second anniversary thereof, Buyer shall provide, or shall cause Company and its Subsidiaries to provide, compensation and employee benefits and arrangements for the Affected Employees that are, in the aggregate, substantially similar to either (i) those benefits provided to Buyer’s similarly situated employees or (ii) those benefits that the Affected Employee’s were receiving as of the date of this Agreement provided that the benefits referred to in this clause (ii) are commercially reasonable or required under the Laws of the applicable jurisdiction. Any discretionary elements of compensation, including any discretionary equity or equity based awards, will remain discretionary.

(c)          Buyer shall, or shall cause Company and its Subsidiaries to, honor all vacation, holiday, sickness and personal days accrued by Affected Employees which are reflected on the Final Working Capital Statement.

(d)          Buyer shall, or shall cause Company and its Subsidiaries to, give all Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plan arrangement maintained after the Closing Date by Buyer or by Company or any Subsidiary thereof for such Affected Employees’ service with Company or any Subsidiary; provided that such crediting of service shall not result in any duplication of benefits nor shall such crediting apply to any Benefit Plans implemented after the Closing Date.

(e)          To the extent required by Law and if permitted by the applicable insurance policies, Buyer shall, or shall cause Company and its Subsidiaries, (i) with respect to any life, health or disability insurance plan, to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any Company Benefit Plan in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Closing Date under any Company Benefit Plan maintained for the Affected Employee immediately prior to the Closing Date, and (ii) with respect to any health insurance plan, to provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Closing Date.

5.4	Directors and Officers Indemnification.

(a)          Buyer and Parent shall cause the provisions of the Articles of Incorporation and By-Laws of Company and its Subsidiaries with respect to indemnification of directors, officers, employees and agents of Company and its Subsidiaries not be amended, repealed or otherwise modified for a period of seven (7) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who prior to the Closing were directors, officers, employees or agents of Company or any of its Subsidiaries, unless such modification is required by Law, and in such event, Buyer and Parent hereby agree to provide any rights to the extent they are so modified by Law in a manner adverse to the beneficiaries. Any contract for indemnification of directors, officers, employees or agents shall remain in effect, and the Buyer and Parent shall cause Company and its Subsidiaries to continue to honor such contracts in accordance with their respective terms.

(b)          In the event Parent, Buyer, Company or any Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Buyer and Parent shall cause proper provisions to be made so that the successors and assigns of Buyer, Company or Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.4.

5.5	Expenses of Transaction.

(a)          Seller and Company Transaction Costs. Except as set forth in Section 4.7 hereof, Seller shall pay, or cause to be paid, at or prior to Closing, all financial advisory, legal and other fees and expenses of third parties incurred by Seller or Company or any of its Subsidiaries or Affiliates on their behalf directly in connection with the transactions contemplated by this Agreement. Seller will make all payments under the Bianchi Agreement and the Vlietstra Agreement. In addition, Seller will pay all retention, stay or similar bonuses as well as all other retention or transaction-related bonuses that are payable by the Company or its Subsidiaries to the extent not included as Liabilities in the Final Working Capital Statement.

(b)          Transaction Costs of Buyer. Buyer and Parent shall bear all financial advisory, legal, accounting, financing, and all other fees and expenses of third parties incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

5.6	Resignations.

Seller shall prepare and deliver to Buyer at or prior to the Closing evidence reasonably satisfactory to Buyer of the resignation of all directors of Company and its Subsidiaries (other than statutory directors or nominees) effective as of the Closing. In addition, Seller shall prepare and deliver to Buyer at or prior to the Closing evidence reasonably satisfactory to Buyer of the resignation of Seller from all positions with Company or its Subsidiaries and all Company Benefit Plans.

5.7          Employment Agreements. Seller shall use commercially reasonable efforts to deliver to Buyer employment agreements from the employees listed on Schedule 5.7, each dated the Closing Date and executed by the applicable employee, in form and substance reasonably acceptable to the employee and Buyer.

5.8          Seller’s Release. Except for claims arising out of or relating to (including any documents delivered in connection with) this Agreement, the Contingent Value Rights Agreement, the Stock Appreciation Rights Agreement or the Escrow Agreement, effective as of the Closing, Seller releases and forever discharges the Company, its Subsidiaries, Buyer and Parent (but only to the extent any claim against Buyer or Parent relates to or arises out of a claim against the Company or any of its Subsidiaries or their Affiliates) and all of their respective successors and assigns of and from all claims and causes of action, known or unknown, accrued or unaccrued, that Seller has or may have against any of such Persons from the beginning of the world to the Closing Date, including any rights under Section 5.4.

5.9          No Short Selling. Each Seller agrees that it will not, at any time from and after the date hereof through the Closing, directly or indirectly, offer to “short sell”, contract to “short sell” or otherwise “short sell” or encourage others to “short sell” any securities of Parent, including, without limitation, shares of Parent Common Stock. For purposes of this Agreement, “short selling” includes any sale, any trade in any option or other derivative security, any hedging transaction relating to the securities of the Parent or any other transaction intended to affect the price of the Parent Common Stock.

ARTICLE 6

CONDITIONS OF PURCHASE

6.1	Conditions to Each Party’s Obligation to Effect the Closing.

The respective obligation of each party to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a)          No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity shall be in effect (i) having the effect of making the transactions contemplated by this Agreement illegal or (ii) otherwise preventing or prohibiting the consummation of the transactions contemplated hereby.

(b)          Governmental Approvals. Other than the filings pursuant to the Hart-Scott-Rodino Act, all Required Governmental Approvals required by Schedule 2.8(c) shall have been obtained.

(c)          HSR Approval. The applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated.

(d)          Divestiture Transactions. The Divestiture Transactions shall have been completed.

6.2	Additional Conditions to Obligations of Buyer and Parent.

The obligations of Parent and Buyer to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Buyer at or prior to the Closing of each of the following additional conditions:

(a)          Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b)          Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Seller Certificate. Parent and Buyer shall have received a certificate signed by Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)          Ancillary Agreements. The following agreements, duly executed, as appropriate, shall have been delivered by Seller and, as applicable, by the Escrow Agent:

(i)	the Escrow Agreement;
(ii)	the Transition Services Agreement;
(iii)	the License Agreement;
(iv)	the Contingent Value Rights Agreement; and
(v)	the Stock Appreciation Rights Agreement.

(e)          Landlord Consent. Seller has provided Buyer with proof, which proof must be reasonably satisfactory to Buyer, that the Company has obtained a consent to the transactions contemplated herein from TIAA Realty, Inc., as required by the lease between TIAA Realty, Inc. and the Company, dated as of October 27, 2004, regarding the Company’s corporate office located at 13850 Cerritos Corporate Drive, Cerritos, California, 90703.

(f)           Seller’s Release. Seller has delivered to Buyer a release, dated the Closing Date and executed by Fred Kunik and Irving Barr, substantially similar to the release contained in Section 5.8.

(g)          Noncompetition Agreement with Fred Kunik and Irving Barr. Seller has delivered to Buyer a noncompetition agreement, dated the Closing Date and executed by Fred Kunik and Irving Barr, substantially similar to the covenant not to compete contained in Section 5.1.

(h)          Bianchi Employment Agreement. Seller has delivered to Buyer an employment agreement (containing noncompetition/nonsolicitation provisions) from Juan Bianchi, dated the Closing Date and executed by the applicable employee, in form and substance acceptable to Juan Bianchi and Buyer.

(i)           Nonsolicitation Agreement with Jan Vlietstra. Seller has delivered to Buyer a nonsolicitation agreement, dated the Closing Date and executed by Jan Vlietstra, in form and substance acceptable to Jan Vlietstra and Buyer.

(j)           Legal Opinion. Seller has delivered to Buyer a legal opinion from Manatt, Phelps and Phillips, LLP, or another law firm reasonably satisfactory to Buyer, providing that (1) this Agreement has been duly authorized by the Kunik Trust and the Barr Trust and (2) the execution, delivery and performance of this Agreement by Seller does not conflict with any of the trust documents applicable to the Kunik Trust or the Barr Trust.

(k)          Release of Encumbrances on Stock. Seller has delivered to Buyer documents in form and substance reasonably satisfactory to Buyer and its lender that all Encumbrances on the Stock have been removed.

6.3	Additional Conditions to Obligations of Seller.

The obligations of Seller to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Seller at or prior to the Closing of each of the following additional conditions:

(a)          Representations and Warranties of Buyer and Parent. The representations and warranties of Parent and Buyer set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Parent Material Adverse Effect”, “material adverse change” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect or a material adverse change in the business of Parent.

(b)          Performance of Obligations of Parent and Buyer. Each of Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate. Seller shall have received certificates signed by an executive officer of each of Parent and Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)          Payment. Parent and Buyer shall have delivered to Seller and the Escrow Agent the consideration contemplated by this Agreement pursuant to Section 1.3 hereof.

(e)          Ancillary Agreements. The following agreements, duly executed, as appropriate, shall have been delivered by Buyer, Parent and, as applicable, by the Escrow Agent:

(i)	the Escrow Agreement;
(ii)	the Transition Services Agreement;
(iii)	the License Agreement;
(iv)	the Contingent Value Rights Agreement; and
(v)	the Stock Appreciation Rights Agreement.

(f)           CBT Payoff; Union Bank Letter of Credit; Termination of Personal Guarantees. Buyer and Parent shall have caused, without affecting the Purchase Price, all amounts shown on the balance sheet used to determine the Preliminary Working Capital Statement as a Liability under the CBT Facility to be repaid to California Bank & Trust in full. California Bank & Trust and Union Bank of California shall have terminated, to the reasonable satisfaction of Seller, all personal guarantees granted by the Kunik Trust or the Bar Trust or their Affiliates with respect to the CBT Facility or the Union Bank Letter of Credit.

(g)          Solvency Certificate. Each of Parent and Buyer shall have delivered to Seller a certificate, signed by its chief financial officer, to the effect that, at the Closing Date, after giving effect to the transactions contemplated hereby, including, without limitation, the Financing, Parent and Buyer, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE 7

TERMINATION OF OBLIGATIONS; SURVIVAL

7.1	Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(i)           Mutual Consent. By mutual consent in writing of Buyer and Seller;

(ii)          Outside Date. By Seller, on the one hand, or Buyer or Parent, on the other hand, if the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Section 6.1(c) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then either party may extend the Outside Date to additional six (6) months (the “Extended Outside Date”) by providing written notice to the other party on or before the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to have occurred by the Outside Date or the Extended Outside Date;

(iii)        Material Breach by Seller. By Parent and Buyer, if Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would if uncured give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b); provided, however, that if such breach or failure is susceptible to cure, Seller shall have thirty (30) business days after receipt of reasonably specific notice from Parent and Buyer of a description of the breach or failure and their intention to terminate this Agreement if such breach or failure continues in which to cure such breach or failure and, provided further, however, that Parent and Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(iii) if either Parent or Buyer is then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv)         Material Breach by Parent or Buyer. By Seller, if Parent or Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this

Agreement, which breach or failure to perform would if uncured give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided, however, that if such breach or failure is susceptible to cure, Parent and Buyer shall have thirty (30) business days after receipt of reasonably specific notice from Seller of a description of the breach or failure and its intention to terminate this Agreement if such breach or failure continues in which to cure such breach or failure and, provided further, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(iv) if Seller is then in material breach of any representation, warranty or covenant contained in this Agreement.

7.2	Effect of Termination.

In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, that the obligations of the parties contained in Section 5.5 [Expenses] or Section 9.10 [Confidentiality] shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. The non-solicitation and all other obligations contained in the Confidentiality Agreement shall continue in full force and effect, as provided in the Confidentiality Agreement.

7.3	Survival of Representations and Warranties; Survival of Covenants

(a)          The representations and warranties contained in or made pursuant to Article 2 and Article 3 of this Agreement (other than those representations and warranties contained in Sections 2.1 [Organization and Related Matters], 2.2 [Stock], 2.4 [Tax and Other Returns and Reports], 2.8(a) [Authorization], 2.20 [No Brokers or Finders], 3.1 [Organization and Related Matters], 3.2 [Authorization], 3.4 [No Brokers or Finders] or 3.12 [Capital Structure]) shall survive the Closing until the later of (i) the first (1st) anniversary of the Closing and (ii) June 30, 2008. The representations and warranties contained in or made pursuant to Sections 2.1, 2.2, 2.4, 2.8(a), 2.20, 3.1, 3.2, 3.4 and 3.12 shall survive the Closing until 30 days after the end of the applicable statute of limitations.

(b)          All covenants and agreements herein contemplating performance after the Closing shall survive until performed as required, subject to any limitations contained therein. All covenants and agreements herein contemplating performance prior to the Closing shall survive the Closing until the later of (i) the first (1st) anniversary of the Closing and (ii) June 30, 2008.

ARTICLE 8

INDEMNIFICATION

8.1	Obligation of Seller.

Seller, jointly and severally, hereby agree to indemnify Buyer and its Affiliates, and hold each of Buyer and such Affiliates, harmless from, against and in respect of any and all Losses arising from any of the following:

(a)          any breach of any of the representations and warranties made by Seller in or pursuant to Article 2 of this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty;

(b)          the nonperformance of any covenants or agreements made by Seller under this Agreement (other than the covenants and agreements contained in Article 1 (except for Section 1.4, which is addressed in the last two sentences of this Section 8.1) and Sections 4.6, 4.8, 5.1, 5.2, 5.5, 5.8, 9.9, 9.10 and 9.14);

(c)          the nonperformance of any covenants or agreements made by Seller under Article 1 (except for Section 1.4, which is addressed in the last two sentences of this Section 8.1) or Sections 4.6, 4.8, 5.1, 5.2, 5.5, 5.8, 9.9, 9.10 or 9.14; and

(d)	all items listed on Schedules 2.3(a), 2.9 or 2.15.

provided, that, each Seller, shall severally and not jointly, indemnify Buyer and its Affiliates, and hold each of Buyer and such Affiliates, harmless from, against and in respect of any and all Losses arising from the representations and warranties contained in Section 2.1(b) and the first and fourth sentences of Section 2.2 above, the nonperformance of any covenants made by Seller under Section 5.1 and Section 5.2 above, any agreement delivered to Buyer pursuant to Section 6.2(g) or fraud. No party shall make any claim for indemnification under this Agreement in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 1.4. Such adjustment shall be an independent obligation of the parties not subject to any of the limitations of Article 8.

8.2	Obligation of Buyer.

Buyer hereby agrees to indemnify Seller and its Affiliates, and hold each of Seller and such Affiliates, harmless, from, against and in respect of any and all Losses arising from any of the following:

(a)          any breach of any of the representations and warranties made by Buyer in or pursuant to Article 3 of this Agreement;

(b)          the nonperformance of any covenants or agreements made by Buyer under this Agreement;

(c)          the Business, to the extent that such Losses relate to the conduct of the Business by Parent or Buyer after the Closing Date; and

(d)          any Additional Costs, to the extent that such Additional Costs are not taken into account when determining the Foreign Subsidiary Purchase Price Increase.

8.3	Time Limitation on Indemnification.

Notwithstanding the foregoing, no claim may be made or suit or other Action instituted under Sections 8.1(a), 8.1(b), 8.1(c), 8.2(a) and 8.2(b) following the expiration of the applicable survival period set forth in Section 7.3 (the “General Survival Period”) except for Reserved Claims. The term “Reserved Claims” shall mean: (a) all claims as to which any Indemnified Party has in good faith given any Indemnifying Party written notice on or prior to the end of the applicable General Survival Period; and (b) all claims to the extent alleging fraud (defined to require at a minimum intent to deceive). No claim may be made or suit or other Action instituted under any provision of this Article 8 unless the Indemnified Party provides written notice to the Indemnifying Party prior to the expiration of the applicable period provided in Section 7.3 (which written notice shall describe the facts then known by the Indemnified Party relating to such claim, including, without limitation, the reason why the Indemnified Party believes the claim is subject to indemnification by the Indemnifying Party, and which for third-party claims, shall attach, if available, a copy of the written instrument or instruments in which the third party claim is asserted).

8.4	Monetary Limitations on Indemnification.

Seller shall not have any liability for indemnification to Buyer under Sections 8.1(a) or 8.1(d) until such time as the aggregate amount of Losses shall exceed $1,000,000 (the “Basket Amount”) and then only to the extent of such excess; provided, however, that no individual Loss of One Hundred Thousand Dollars $100,000 or less shall be counted in determining whether the Basket Amount has been reached. In addition, in no event shall Seller have an aggregate liability in excess of $35,000,000 (i) as a result of liability for indemnification under Section 8.1(a) (other than as a result of liability for indemnification relating to or arising out of Section 2.2 as to which this sentence is inapplicable), (ii) as a result of liability for indemnification under Section 8.1(b) (other than as a result of liability relating to or arising out of an intentional or willful disregard of a covenant, as to which this sentence is inapplicable), or (iii) as a result of liability for indemnification under Section 8.1(d), except to the extent of fraud (defined to include, at a minimum, intent to deceive), in which case, (except as to fraud as defined above), the aggregate liability shall not exceed the Purchase Price; provided, however, that this sentence is inapplicable to any other provision of this Agreement providing for indemnification (e.g., Sections 1.7 and 8.7) even though such indemnification might otherwise be construed as a covenant under Sections 8.1(b) or 8.1(c).

8.5	Third Party Claims.

Promptly after the receipt by any Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (other than any Action relating to Taxes governed by Section 8.7), such Indemnified Party shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Article 8, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the absolute right after the receipt of notice to defend against, negotiate, settle or otherwise deal with such Action, at such Indemnifying Party’s expense and with counsel of its choice, provided that the Indemnifying Party so notifies the Indemnified Party that it will defend such Action within fifteen (15) days after receipt of such notice and commences the defense of such Action; provided, however, Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense and the Indemnifying Party shall not settle any such Action unless Indemnified Party is fully released without any admission of liability, and the Indemnified Party is not otherwise obligated to undertake any action, or restricted in taking any action by the terms of such settlement. If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of this Section 8.5, the Indemnified Party shall have the right to defend such Action with counsel of its choice reasonably acceptable to Seller and the Indemnifying Party will reimburse the Indemnified Party for the costs thereof, including reasonable attorneys’ fees and expenses incurred. The Indemnifying Party will not be liable for any judgment or settlement with respect to such Action effected without its prior written consent. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity claim.

8.6	Nature of Indemnification Payments.

Any and all indemnification payments pursuant to this Article 8 shall be deemed for all purposes to be adjustments to the Purchase Price.

8.7	Certain Tax Matters.

(a)          Seller Indemnity. Seller agrees, jointly and severally to defend and hold harmless Buyer against (i) any Tax due and payable by or on behalf of Company or any of its Subsidiaries following the Closing Date that is attributable to a Pre-Closing Tax Period, including the Divestiture Taxes, if any (collectively, all of such Taxes are referred to herein as the “Aggregate Pre-Closing Taxes”), and (ii) any deficiencies in any Tax payable by or on behalf of Company or any of its Subsidiaries arising from any audit by any taxing agency or authority with respect to any of the Aggregate Pre-Closing Taxes, including the Divestiture Taxes, if any, provided, however, that, notwithstanding the foregoing, Seller shall not be liable for any Taxes attributable to Pre-Closing Tax Periods that have been paid by Company or its Subsidiaries prior to the Closing Date nor shall Seller be liable for any Aggregate Pre-Closing Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date unless the aggregate amount of all such Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date (and not paid by Company or its Subsidiaries on or prior to the Closing Date) exceeds the amount, if any, reserved for such Taxes on the face of the Company Interim Balance Sheet and is included in the Final Working Capital Statement. The term “Pre Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

(b)          Buyer Indemnity. Buyer shall be liable for and shall pay (and shall indemnify and hold Seller and its Affiliates, officers, directors, employees, successors and assigns harmless from and against) all Taxes of or attributable to Company or its Subsidiaries that are attributable to any Post-Closing Tax Period. The term “Post-Closing Tax Period” shall mean all taxable periods that begin after the Closing Date and the portion of the Straddle Period beginning after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

(c)          Straddle Period. In the event the Company’s status as an S corporation is not terminated as a result of the Closing, Seller and Buyer agree to terminate the Company’s tax year in accordance with Code Section 1377. For purposes of Section 8.7(a) and Section 8.7(b), in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date (“Straddle Period”), the portion of such Tax attributable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the Pre-Closing Tax Period ended on the Closing Date.

(d)          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Seller and Buyer.

(e)          Cooperation in Tax Matters. Each party to this Agreement (a “Party,” or collectively the “Parties”) shall provide the other Parties with such assistance as may be reasonably requested by such Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes, and shall retain and provide the other Parties with any records or information which may be relevant to such Tax Return, audit, examination, proceedings or determination (but only to the extent he, she or it had possession of such records or other information immediately after the Closing). Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses incurred in providing such assistance. Without limiting the provision of this Section 8.7(e) Buyer agrees that it shall retain, until the seventh (7th) anniversary of the Closing Date, copies of all Tax Returns, work schedules and other records or information which Buyer, Company or any of its Subsidiaries possess and which may be relevant to such Tax Returns of Company and its Subsidiaries for all Pre-Closing Tax Periods.

(f)           Overpayment. Any overpayment of Taxes by Company and/or Seller on behalf of Company, plus any interest thereon, resulting from an audit or examination of any Pre-Closing Tax Return (“Tax Refunds”) shall be remitted by Buyer to Seller within fifteen (15) days of the receipt of such overpayment by Buyer or Company, or if such excess is applied to other Taxes owed by Buyer or Company for which Seller is not responsible, within fifteen (15) days of filing of the relevant Tax Return applying such overpayment.

8.8	Insurance Proceeds.

Notwithstanding any other provisions of this Agreement, no indemnification shall be made by Seller with respect to any matter to the extent that insurance proceeds have been collected by Buyer with respect to that matter. Buyer and Parent shall use commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

8.9	Tax Benefits.

Notwithstanding any other provisions of this Agreement, in determining the amount of any claims of an Indemnified Party (“Claims”), such amount shall be reduced by the amount of any tax benefit effects (“Tax Benefits Effects”) accruing to the Indemnified Party related to the Claims or the payments made pursuant to such Claims. The Tax Benefits Effects shall be determined by taking into account all facts and circumstances existing at the date of the Closing through the future date(s) to which such benefits run (to the extent of the present value thereof, discounted at the applicable federal rate, as of the date of such indemnification). For purposes of determining the time or times at which Tax Benefits Effects shall be taken into account to reduce any indemnification claims hereunder, the parties agree that Tax Benefits Effects shall reduce the amount of any indemnification claims only if, as and when actually realized by the Indemnified Party. If an Indemnifying Party has paid for an indemnification claim which is later subject to reduction due to a Tax Benefits Effect, the Indemnified Party shall promptly pay such amount to the Indemnifying Party.

8.10	Subrogation.

Upon making any indemnity payment pursuant to this Article 8, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

8.11	Specific Performance.

Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

8.12	Exclusive Remedy.

From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty, or any breach or alleged breach or non-performance of any covenant or agreement in this Agreement and any related agreements or documents, shall be indemnification in accordance with Section 1.7 or this Article 8. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Buyer and Parent, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to banking or regulatory matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 8.12 shall not operate to (i) interfere with or impede the operation of the provisions of Article 1 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an independent accountant or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) or to redress fraud (defined to require, at a minimum, intent to deceive).

ARTICLE 9

GENERAL

9.1	Amendments; Waivers.

This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

9.2	Schedules; Exhibits; Integration.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement and the Confidentiality Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 9.2, except as expressly set forth in Article 2 and Article 3, neither of the parties is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

9.3	Disclosure Schedules.

(a)          The section numbers in Seller Disclosure Schedules correspond to the section numbers in the Agreement. Any information disclosed in one section of Seller Disclosure Schedules shall be deemed to be disclosed in and incorporated into any other section to which the applicability of such disclosure is reasonably apparent to a reader from the text or context of such information.

(b)          Each disclosure made in Seller Disclosure Schedules should be read together with, and is qualified by, the other pertinent information contained in Seller Disclosure Schedules to the extent to which a reasonable person would read such disclosures together with, and would deem such disclosures qualified by, other pertinent information contained in Seller Disclosure Schedules.

(c)          No reference in Seller Disclosure Schedules to any agreement or document shall be construed as an admission or indication to any party other than to Buyer or Parent that such agreement or document is enforceable or currently in effect under such agreement or document. No disclosure in Seller Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

9.4	Best Efforts; Further Assurances.

Each party will use its best efforts to cause all conditions to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

9.5	Governing Law; Service of Process.

(a)          This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of California (excluding the choice of law provisions thereof) except to the extent that certain matters are preempted by federal law.

(b)          Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of the state courts of the State of California or the United States District Court located in the State of California, Central District, and service of process pursuant to the laws of such courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the attorney designated as the copyholder in or pursuant to Section 9.15 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party by mailing the designated attorney at its address provided in Section 9.15, with a copy to the party listed as the primary notice recipient; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address of the attorney designated as the copyholder as provided in Section 9.15. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction.

9.6	No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable. Notwithstanding the foregoing, Buyer may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that Buyer shall guarantee the performance hereof by its assignee subject to the terms and conditions hereof.

9.7	Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.8	Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.9	Publicity and Reports.

Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Seller and Buyer except to the extent that a particular action is required by applicable law or the rules of any applicable securities exchange and that Buyer may, after the Closing of this transaction, make any announcement, in its discretion.

9.10	Confidentiality.

All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, all in accordance with the terms and conditions of the Confidentiality Agreement.

9.11	Investment Representation.

Buyer is acquiring the Stock from Seller for Buyer’s own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

9.12	Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

9.13	No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective permitted successors and assigns.

9.14	Performance by Subsidiaries.

Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

9.15	Notices.

Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clauses (c) or (d), (c) mailed by certified or registered mail, postage prepaid), receipt requested or (d) sent overnight delivery service, as follows:

If to Buyer/Parent, addressed to:

Rick Weller
Euronet Payments & Remittance, Inc.
c/o Euronet Worldwide, Inc.
4601 College Boulevard, Suite 300
Leawood, Kansas 66211
Facsimile: (913) 327-1921

With a copy to:

Jeffrey B. Newman, General Counsel
Euronet Worldwide, Inc.
2nd Floor, Devonshire House
1 Devonshire Street
London W1W 5DS
United Kingdom
Facsimile: +44-1268-242-224

With a copy to:

Scot Hill
Stinson Morrison Hecker LLP
1201 Walnut St., Suite 2900
Kansas City, MO 64106
Facsimile: (816) 691-3495

If to Seller, addressed to:

Fred Kunik Family Trust
c/o RIA Envia Inc.
13825 Cerritos Corporate Drive, Suite C
Cerritos, CA 90703
Facsimile: 562-345-2647
Attention: Trustee

and

Irving Barr Living Trust
c/o RIA Envia Inc.
13825 Cerritos Corporate Drive, Suite C
Cerritos, CA 90703
Facsimile: 562-345-2647
Attention: Trustee

With a copy to:
Manatt, Phelps and Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Facsimile: 310-914-5712
Attention: Mark J. Kelson, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.15 and is received, (ii) if given by mail, after such communication is delivered by registered or certified mail, postage prepaid, or sent by commercial expedited deliver service, addressed as aforesaid or the party to whom such notice was delivered rejects or refuses to receive such notice or (iii) if given by any other means, when actually received at such address.

9.16	Remedies; Waiver.

Subject to Article 8, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

9.17	Attorneys’ Fees.

In the event of any Action by any party arising under or out of, in connection with or in respect of, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this

Agreement are recoverable as a separate item. The preceding parties intend that the sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

9.18	Limitation of Liability.

Notwithstanding anything contained herein to the contrary, neither party shall be liable under this Agreement to the other for any punitive damages; provided, however, that such limitation shall not limit a party’s right to recover punitive damages to the extent they arise from third party claims for which a party is indemnifying another party under this Agreement.

9.19	Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or any agreement required to be entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.20	Effect of Due Diligence and Related Matters.

Each of Buyer and Parent represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of Company and the Business. Accordingly, Buyer and Parent covenant and agree that (i) there are no representations or warranties by or on behalf of Seller or its Affiliates or their representatives except for those expressly set forth in this Agreement or in any other agreement or document delivered pursuant to this Agreement, and (ii) to the fullest extent permitted by Law, Buyer’s and Parent’s rights and obligations with respect to the transactions contemplated hereby will be solely as set forth in this Agreement and in the other agreements and documents contemplated delivered pursuant to this Agreement.

9.21	Representation by Counsel; Interpretation.

Seller, Buyer and Parent each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

9.22	Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.

[Remainder of this page intentionally left blank. Signatures on following page(s).]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SELLER		BUYER

Fred Kunik Family Trust		EURONET PAYMENTS & REMITTANCE, INC.

/s/ Fred Kunik
By:	Fred Kunik, Trustee	By:	/s/ Eric Mettemeyer
Name: Eric Mettemeyer
Title: Treasurer
Irving Barr Living Trust

/s/ Irving Barr		PARENT
By:	Irving Barr, Trustee
EURONET WORLDWIDE, INC.

		By:	/s/ Michael J. Brown
Name: Michael J. Brown
Title: Chief Executive Officer

List of Schedules Omitted from Stock Purchase Agreement

o	Schedule 2.1 — Organization and Related Materials
o	Schedule 2.2 — Stock
o	Schedule 2.3(a) — Audited Financial Statements
o	Schedule 2.3(b) — Unaudited Interim Financial Statements
o	Schedule 2.3(c) — Transactions Out of the Ordinary Course of Business
o	Schedule 2.3(d) — Liabilities or Contingencies
o	Schedule 2.3(e) — Divestiture Transactions
o	Schedule 2.4 — Tax
o	Schedule 2.5 — Material Contracts, Agent Agreements, Correspondent Agreements
o	Schedule 2.6 — Material Tangible and Real Property (including Leases)
o	Schedule 2.7 — Intellectual Property
o	Schedule 2.8(b) — No Conflict
o	Schedule 2.8(c) — Government Approvals
o	Schedule 2.9 — Legal Proceedings
o	Schedule 2.14 — Permits, Licenses an d Similar Items
o	Schedule 2.15 — Compliance with Law
o	Schedule 2.16 — Dividends and Other Distributions
o	Schedule 2.17(a) — Employee Benefit Plans, Agreements and Arrangements
o	Schedule 2.17(b) — Employee Pension Benefit Plans
o	Schedule 2.17(c) — Health Plans
o	Schedule 2.18 — Certain Interests in Company
o	Schedule 2.19 — Intercompany Transactions
o	Schedule 2.21 — Environmental Compliance
o	Schedule 2.22 — Compliance with Covered Programs
o	Schedule 4.3 — Conduct of Business
o	Schedule 4.8(i) — Agreements to Terminate
o	Schedule 4.8(ii) — New Agreements
o	Schedule 5.1(a) — Permitted Businesses
o	Schedule 5.7 — Employment Agreements

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule to the Stock Purchase Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.

EXHIBIT A

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of ____________, 2007 (this “Agreement”), by and among RIA Envia, Inc., a New York corporation (“RIA”), and Associated Foreign Exchange, Inc. a California corporation (the “New Afex”).

WHEREAS, Euronet Payments & Remittance, Inc., a North Carolina corporation (the “Buyer”), the sole stockholder of Buyer, and the holders of all of the outstanding capital stock of RIA are parties to a Stock Purchase Agreement dated as of November 21, 2006 (the “Purchase Agreement”), pursuant to which the Buyer will purchase, amongst other things, all of the capital stock of RIA;

WHEREAS, the entering into of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1	Definitions.

In this Agreement, the following terms shall have the following meanings.

“Service Provider” means, with respect to each of the Services, the party designated as the “Service Provider” as set forth in Schedule I attached hereto. The term “Service Provider” is deemed to include any affiliate of the Service Provider that is directed by Service Provider to provide Services and/or receive compensation pursuant to the terms of this Agreement.

“Service Receiver” means, with respect to each of the Services, the party designated as the “Service Receiver” as set forth in Schedule I attached hereto. The term “Service Receiver” is deemed to include any affiliate of the Service Receiver that is directed by Service Receiver to receive Services and/or pay compensation pursuant to the terms of this Agreement.

“Services” means any of the services as set forth in Schedule I attached hereto to be provided by the Service Provider to the Service Receiver set forth in Schedule I attached hereto.

“Term” or “Terms” means, with respect to each of the Services, the period of time beginning on the date hereof and expiring on the date set forth in Schedule I attached hereto.

All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

Section 2	Services.

(a)          Commencing on the date hereof and continuing throughout the respective Terms, the Service Provider shall provide (or cause to be provided) to the Service Receiver the Services as set forth in Schedule I attached hereto. The Services shall be substantially equivalent in nature, scope, quality and volume as provided by the Service Provider prior to the Closing Date. The Service Provider shall provide (or cause to be provided) the Services to the Service Receiver in a manner that is not adversely discriminatory as compared to any similar Services provided by Service Provider to its own business.

(b)          The Service Receiver understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider for the purpose of accommodating the transactions contemplated by the Purchase Agreement. The Service Receiver agrees to transition to its own internal organization or other third party service providers for the provision of each of the Services as promptly as reasonably practicable, but in no event later than the expiration of the applicable Term. In no event shall the Service Receiver’s failure to transition off of a Service prior to expiration of the applicable Term be considered a breach hereof, and the Service Receiver’s failure to so transition shall not obligate the Service Provider to continue providing Services after the expiration of the applicable Term.

(c)          The Service Receiver understands that, with respect to the Services related to information technology and software support described on Schedule I, certain systems are used by the Service Provider on its corporate computers under license agreements between the Service Provider and various vendors. In order for the Service Provider to provide the Services using such systems to the Service Receiver, the Service Provider may be required to negotiate new license agreements, or amendments to the existing agreements, with the vendors of these systems. Any reasonable incremental out-of-pocket costs and expenses incurred by the Service Provider in connection with its efforts to obtain all necessary rights to provide the Services to the Service Receiver using such systems shall be promptly reimbursed by the Service Receiver, provided that such costs and expenses are approved in advance by the Service Receiver and provided that such reimbursement does not result in a duplication of costs already allocated in the costs set forth in the Schedule I attached hereto. For the avoidance of doubt, the Service Provider shall not be obligated to provide any services for which Service Receiver refuses to approve such costs in advance.

(d)          Unless otherwise expressly provided herein, the Services are provided “AS IS.” SERVICE PROVIDER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SERVICE PROVIDER (INCLUDING ITS AGENTS OR EMPLOYEES) SHALL IN ANY WAY CREATE ANY WARRANTY, EITHER EXPRESS OR IMPLIED.

(e)          Solely with respect to the Services related to information technology described on Schedule I, at the sole cost of the Service Receiver, during the term of Service set forth on Schedule I, the Service Provider shall cooperate with the Service Receiver and its representatives in the transition from operating or using the Service Provider’s systems, hardware and applications to operating or using alternative systems owned or licensed by the Service Receiver.

Section 3	Payment

(a)          In consideration for the provision of Services by the Service Provider, the Service Receiver agrees to pay to the Service Provider those amounts determined in accordance with the rates and charges set forth in Schedule I attached hereto. In addition, the Service Receiver shall pay the Service Provider all incidental out-of-pocket costs and expenses reasonably incurred by the Service Provider in providing the Services including, but not limited to, air fare, lodging, meals, mileage, parking and ground transportation. Notwithstanding the above, the Service Provider shall have the option to increase the charges for the Services provided to the Service Receiver upon 30 days’ prior written notice at any time it increases the charges to its own business units for the same Services; provided, however, that any increases in charges for such Services shall be limited to the average increases in rates charged for the same Services to the Service Provider’s own business units; and provided, further, that any such increase shall be subject to the Service Receiver’s right of termination of Services as provided in Section 4.

(b)          Within 21 days of the last day of each calendar month, the Service Provider shall provide to the Service Receiver an invoice for the preceding month’s Services, which shall include (i) the Services provided by the Service Provider to the Service Receiver for such month, (ii) the charges for such Services, (iii) a list of the incidental out-of-pocket costs and expenses incurred by the Service Provider for such month, and (iv) reasonable documentation verifying the incidental out-of-pocket expenses and third-party service charges billed, including copies of third-party statements and invoices. The amount stated in such invoices shall be paid by the Service Receiver in full within 10 days of the invoices being issued to an account designated by the Service Provider, provided that if the Service Receiver disputes in good faith any invoiced amount, the Service Receiver shall not be obligated to pay the disputed amount within such time frame.

(c)          All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax or other applicable tax or levy, which shall be payable by the Service Receiver.

(d)          In no event shall any Service Provider withhold or delay providing Services on account of any breach, or alleged breach, of the Purchase Agreement, or any other agreement entered into in connection therewith. However, any Service Receiver may set-off against amounts due under this Agreement relating to the provision of Services; provided, however that no Service Receiver shall have any other set-off rights, including, without limitation, any rights to withhold, set-off or defer payment of any amount required under the Purchase Agreement or any agreement referred to therein

(other than this Agreement). For the avoidance of doubt, any breach hereunder shall not constitute a breach of, or be indemnifiable pursuant to, the Purchase Agreement.

(e)          In the event of any material Service interruption, whether or not scheduled, or any other disputed invoiced amount, RIA and New Afex agree to negotiate in good faith to adjust the relevant charges for the applicable Services or other costs if and to the extent appropriate.

Section 4	Early Termination of Particular Services.

If the Service Receiver should, at any time during the respective Terms, cease to require the Service Provider to provide any particular Service (the “Designated Services”), it shall give at least 15 days’ prior written notice to such effect to the Service Provider. Following the receipt of such notice the Service Provider shall, within the time period designated therein (not to be less than 15 days), cease to provide the Designated Services. Cancellation shall not relieve the Service Receiver from paying for any Services rendered by the Service Provider prior to cancellation. This Agreement is a master agreement and shall be construed as a separate and independent agreement for each Service to be provided hereunder. Any termination of this Agreement with respect to any Service or Designated Services shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

Section 5	Sub-Contracting.

The Service Provider may, upon at least 15 days’ prior written notice and the prior written consent of the Service Receiver, not to be unreasonably withheld or delayed, delegate or sub-contract its duties under this Agreement to a qualified third party, provided that, notwithstanding such delegation or sub-contracting, the Service Provider shall still remain liable for the performance of its duties hereunder.

Section 6	Term and Termination and Effects of Termination.

(a)          Except as otherwise provided herein or unless otherwise agreed in writing by the parties, the Service Provider’s obligation to provide or procure, and the Service Receiver’s obligation to purchase, a Service shall cease as of the end of the applicable Term (and any permitted extension) as set forth in Schedule I attached hereto or upon such earlier termination as provided in Section 4.

(b)          Either party may terminate this Agreement by written notice to the other party if the other party commits a material breach of any of the terms or conditions of this Agreement and, if such breach is capable of cure, fails to remedy the breach within 30 days of reasonable specific written notice of breach being given to the other party.

(c)          Upon termination or expiration of this Agreement, the Service Receiver shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration.

Section 7	Limitation of Liability.

(a)          The Service Provider shall not be liable (including any liability for the acts and omissions of its employees, agents and sub-contractors) to the Service Receiver except with respect to the Service Provider’s (i) willful misconduct or gross negligence (or the willful misconduct or gross negligence of its employees, agent and sub-contractors) or (ii) material failure to perform at an agreed-upon service level set forth herein (or any such material failure of its employees, agent and sub-contractors), in each case in performing its or their obligations under this Agreement.

(b)          Neither the Service Provider nor the Service Receiver shall in any event be liable for any indirect, special, consequential or liquidated damages of any kind whatsoever arising out of or in connection with the provision of, or payment for, the Services or breach of the terms and conditions of this Agreement, even if either party has been advised, knew or should have known the possibility thereof including, but not limited to lost profits, lost business revenue and failure to realize expected savings.

Section 8	Indemnification.

(a)          The Service Receiver hereby agrees to indemnify and hold the Service Provider harmless from and against any and all claims, actions, suits, losses, demands, costs and expenses (including reasonable attorneys’ fees) of every kind, nature, or description brought by a third party (a “Claim”) in connection with the provision of Services hereunder (other than Claims to the extent resulting from the Service Provider’s (i) willful misconduct or gross negligence, (ii) material failure to perform at an agreed-upon service level set forth herein, or (iii) the willful misconduct or gross negligence or any such material failure of its employees, agents and sub-contractors).

(b)           The Service Provider hereby agrees to indemnify and hold the Service Receiver harmless from and against any and all Claims in connection with the provision of Services hereunder to the extent resulting from the Service Provider’s (i) willful misconduct or gross negligence, (ii) material failure to perform at an agreed-upon service level, or (iii) the willful misconduct or gross negligence or any such material failure of its employees, agents and sub-contractors).

Section 9	Insurance.

Each party shall, throughout the term of this Agreement, carry reasonably appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

Section 10	Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

(a)	If to RIA to:

RIA Envia, Inc.

c/o Euronet Worldwide, Inc.

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

Facsimile: (913) 327-1921

Attention: Rick Weller

with a copy to:

Jeffrey B. Newman, General Counsel

Euronet Worldwide, Inc.

2nd Floor, Devonshire House

1 Devonshire Street

London W1W 5DS

United Kingdom

Facsimile: +44-1268-242-224

with a copy to:

Scot Hill

Stinson Morrison Hecker LLP

1201 Walnut St., Suite 2900

Kansas City, MO 64106

Facsimile: (816) 691-3495

(b)	If to New Afex:

[New Afex]

_______________

_______________

Fax No.:___________

Attention:__________

with a copy to:

Manatt, Phelps & Phillips, LLP

11355 West Olympic Blvd.

Los Angeles, CA 90064

Fax No.: (310) 312-5712

Attention: Mark J. Kelson, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received (i) in the case of personal delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, upon receipt of the return receipt, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 11	Confidentiality of Information.

Except as provided below, all information disclosed between RIA and New Afex pursuant to this Agreement, including information relating to third parties, is deemed confidential (“Confidential Information”). A party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and shall prevent the disclosure to third parties of any and all Confidential Information indefinitely after the expiration date of each Term, provided that the Receiving Party’s obligation under this Section 11 shall not apply to information that:

(i)           if the Receiving Party is the Service Receiver, is already in the Receiving Party’s possession at the time of disclosure thereof;

(ii)          is or subsequently becomes part of the public domain through no action or omission of the Receiving Party;

(iii)        is subsequently received by the Receiving Party from a third party which has represented to the Receiving Party that it has no obligation of confidentiality to the party disclosing the confidential information; or

(iv)         is disclosed to third parties as required by law or legal process; provided, that any disclosure under this clause (iv) shall be preceded by prior written notice to the disclosing party as far as reasonably practicable in advance of the disclosure, and the Receiving Party shall reasonably cooperate with any request of the disclosing party to obtain confidential treatment, a protective order or similar protection of the information to be disclosed; and provided further, the information disclosed pursuant to this clause (iv) will be the minimum amount necessary to comply with the legal process.

Section 12	Miscellaneous.

(a)          Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law. In such circumstances, the parties agree to negotiate in good faith amendments to this Agreement designed to restore the parties the economic benefits they held under this Agreement prior to the modification.

(b)          Interpretation. The section and subsection headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(i)           As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated. organization and a government or any department or agency thereof.

(ii)          As used in this Agreement, an “affiliate” of, or a person “affiliated” with, a specified person, is a person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(c)          Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(d)          Entire Agreement; Amendments. This Agreement is the Transition Services Agreement referred to in the Purchase Agreement and constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. This Agreement is delivered pursuant to the Purchase Agreement and shall be construed therewith; provided, however, that in the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

(e)          Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(f)           Consent to Jurisdiction. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of the state courts of the State of California or the United States District Court located in the State of California, Central District, and service of process pursuant to the laws of such courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation.

(g)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 5 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided, however, that either party may assign its rights and obligations hereunder without the consent of the other party to any affiliate; provided, further that any such assignment shall not relieve the assigning party of any of its obligations under this Agreement.

(h)          Waiver. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights shall not operate as a continuing waiver of such rights.

(i)           No Third Party Beneficiaries. This Agreement is solely for the benefit of the Service Provider and its successors and permitted assigns, with respect to the obligations of the Service Receiver under this Agreement, and for the benefit of the Service Receiver, and its successors and permitted assigns, with respect to the obligations of the Service Provider under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

(j)           Independent Contractor Status. With respect to each of the Services, the Service Provider shall be deemed to be an independent contractor to the Service Receiver. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and the Service Receiver. The relationship created between the Service Provider and the Service Receiver pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venturer of any other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of any other party hereto. Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other party to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RIA ENVIA, INC.

By:
Name:
Title:

ASSOCIATED FOREIGN EXCHANGE, INC.

By:
Name:
Title:

SCHEDULE I

Service Provider	Service Receiver	Services	Payment	Term
New Afex	RIA

(1) New Afex shall provide space in its existing server room to accommodate the operation of RIA’s servers located in Encino related to RIA’s disaster recovery program. The space shall be provided within the configuration and parameters currently used to house such RIA servers.

(2) New Afex will provide RIA technical support for the operation of RIA’s servers related to RIA’s disaster recovery program in Encino, consistent with the level, quality and timeliness as has been provided to RIA in the period between execution and closing of the Purchase Agreement. In the event of a conflict of needs, New Afex shall have priority access to these technical support resources, but shall in good faith assist RIA with obtaining alternate technical support.

(3) New Afex technical support will provide infrastructural support for RIA’s disaster recovery program in the following areas: (i) buying sufficient bandwidth; (ii) telecommunications services; and (iii) telecommunications capacity.

Cost of services provided plus an agreed upon overhead allocation as reasonably documented and determined by the parties; except that if the parties do not agree to such allocation within 30 days after the Closing, the amount of such allocation shall be submitted to an independent accounting arbitrator reasonably acceptable to the parties for decision within 45 days after submission.

Execution date through [180] days from Closing Date

[Between the signing of the Purchase Agreement and the Closing, the parties will work in good faith to determine what additional services are needed, the terms of those services and commercially reasonable payment amounts for those services. The failure to reach any such agreement as to additional services will not be a breach by any party hereto nor constitute, or contribute to, a failure of any condition of the Closing of the Purchase Agreement.

Seller agrees, so long as Jan Vliestra is employed by one or more affiliates of Seller, to provide Mr. Vliestra’s services to Buyer on a consulting basis for a period of 90 days following the Closing. Such services will be as reasonably required by Buyer provided that they do not unreasonably interfere with Mr. Vliestra’s continuing obligations to Seller and its affiliates. Buyer will reimburse Seller $600 per hour for Mr. Vliestra’s services.]

Sch. I-1

EXHIBIT B

THE CONTINGENT VALUE RIGHTS EVIDENCED BY THIS CONTINGENT VALUE RIGHTS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (the “Agreement”) is dated as of the ___ day of ___________, 2007 (the “Grant Date”) by and between Euronet Worldwide, Inc. (the “Company”) and ______________________________ (the “Holder”). (The Company and Holder are sometimes individually referred to as a “Party” and collectively as the “Parties”).

WHEREAS, the Company and the Holder are parties to that certain Stock Purchase Agreement dated November 21, 2006 (“Stock Purchase Agreement”), pursuant to which the Company agreed that it would grant to Holder certain contingent value rights to receive payments in cash or in shares of the Company’s common stock, par value $0.02 per share (such rights are sometimes referred to herein individually as a “CVR” and collectively as “CVRs”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of the CVRs.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Stock Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of CVRs. Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby grants to Holder, as of the Grant Date, contingent value rights associated with _________________ (______) shares of Common Stock (the “Aggregate Base Common Stock”) [$100 million of the shares of Common Stock issued pursuant to Section 1.3 of the Stock Purchase Agreement as designated by the Company] issued to the Holder under the Stock Purchase Agreement in the amount of One (1) CVR for each share of Aggregate Base Common Stock.

2.	Settlement of CVRs.
(a)	For purposes of this Agreement:

(i)           the Initial FMV equals $_____, which is the “Fair Market Value” per share of Common Stock on the second trading day immediately prior to the date hereof,

(ii)          the Target FMV equals $_____, which is the Initial FMV multiplied by 1.2,

(iii)        the Maturity Date FMV shall equal the “Fair Market Value” per share of Common Stock on the Maturity Date,

(iv)         the “Fair Market Value” or “FMV” of the Common Stock shall mean the average “Closing Sales Price” of the Common Stock over the thirty (30) trading days immediately preceding the applicable determination date,

(v)          the “Closing Sale Price” of Common Stock on any date means the average of the high and low sale price per share of the Common Stock on such date on the Nasdaq Global Market or such other U.S. securities exchange or other market on which the Common Stock is listed for trading on such date, which constitutes the principal U.S. securities market for the Common Stock, and

(vi)         the “Maturity Date” shall be the day which is 180 days after the first anniversary of the Grant Date, provided that if such day is not a business day, the Maturity Date shall be the first business day thereafter, subject in each case to Section 3(b).

(b)          In connection with the settlement of the CVR, the Holder will provide a certification to the Company that the Holder has complied with Section 15 of this Agreement. Subject to adjustment as provided herein, the Company shall pay (the “CVR Payment”) to the Holder hereof, on the third business day following the Maturity Date, an amount per CVR, as reasonably determined by the Company, (i) equal to 20% of the Initial FMV, if the Maturity Date FMV is less than the Initial FMV or (ii)  equal to the Target FMV minus the Maturity Date FMV, if the Maturity Date FMV exceeds the Initial FMV but is less than the Target FMV; provided that to the extent Stock Appreciation Rights originally granted to the Holder pursuant to the Stock Appreciation Rights Agreement of even date herewith are exercised on or prior to the Maturity Date, the amount of the CVR Payment under clause (i) or (ii) above, as the case may be, relating to each underlying share of Common Stock associated with such Stock Appreciation Rights will not exceed (1) 20% of the Initial FMV minus (2) the proceeds from the Stock Appreciation Right relating to such underlying share of Common Stock. No CVR Payment shall be made if the Maturity Date FMV equals or exceeds the Target FMV.

(c)          The CVR Payment, if any, shall be paid by the Company, in its sole discretion, in cash, shares of Common Stock or a combination of cash and shares of Common Stock, provided that in no event shall the number of shares of Common Stock issuable hereunder (together with all shares of Common Stock issued pursuant the Stock Purchase Agreement, the Stock Appreciation Rights granted pursuant to the Stock Purchase Agreement and the other Contingent Value Rights issued pursuant to the Stock Purchase Agreement) exceed ___________ shares of Common Stock (“Nasdaq Cap”), subject to adjustment as provided herein. If the Nasdaq Cap would be exceeded by the making of a CVR Payment in shares of Common Stock, then such CVR Payment shall be paid in cash. For purposes of determining the number of shares of Common Stock issuable upon settlement of CVRs, the value of each share of Common Stock shall equal the Maturity Date FMV. All shares of Common Stock issued upon settlement of the CVRs shall be duly authorized and validly issued, fully paid and non-assessable. The CVRs shall not be represented by separate certificates, but shall be contract rights hereunder evidenced by a book-entry system maintained by the Company.

3.	Certain Adjustments.

(a)          In the event of any extraordinary dividend or any change in the outstanding shares of capital stock or the capital structure of the Company by reason of any stock dividend, stock split or reverse stock split, exchange of shares, recapitalization or reclassification of its capital stock, or any similar change affecting the Company’s outstanding shares of capital stock or capital structure, or any merger, consolidation or other business combination involving the Company (except as provided in subsection (b)), the Company shall make appropriate and equitable adjustments to the Initial FMV, the Target FMV and the Maturity Date FMV, the number and kind of shares or other property (including cash) to be issued upon settlement of an outstanding CVR, and the number of shares constituting the Aggregate Base Common Stock (and CVRs associated therewith).

(b)          In the event of a merger, consolidation or other business combination in which the stockholders of the Company immediately prior to the merger, consolidation or other business combination will own less than 50% of the outstanding voting power of the outstanding equity interests of the surviving entity or its parent or in the event of any transaction or series of related transactions that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then (i) the Maturity Date shall be the earlier of the date otherwise determined under Section 2(a)(vi) and the date of the Acquisition Event and (ii) the Maturity Date FMV shall equal the greater of the amount determined under Section 2(a)(iii) and the fair market value (as determined in good faith by the Board of Directors of the Company) of the consideration received for each share of Common Stock, if applicable, in the Acquisition Event.

4.	Compliance with Securities Laws.

(a)          The Holder represents and warrants that the Holder is acquiring the CVRs for the Holder’s own account and for the purpose of investment and not with a view to the sale or distribution thereof. The Holder understands that the CVRs and the shares of Common Stock that may be issued upon settlement of the CVRs will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and that the CVRs and the shares of Common Stock issuable upon settlement of the CVRs must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration as provided herein.

(b)          The Holder represents, covenants, and agrees that the Holder will not assign its rights hereunder or sell or otherwise dispose of the CVRs or of the shares issuable upon settlement of the CVRs in the absence of (i) registration under the Securities Act and applicable state securities laws or (ii) a written opinion of counsel, reasonably satisfactory to the Company, to the effect that no registration is required for such assignment and disposition. The certificates representing the shares of Common Stock issuable upon settlement of the CVRs shall have stamped or imprinted thereon or affixed thereto a legend to the following effect:

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities laws and may not be transferred except pursuant to an effective registration statement or in accordance with a written opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer is exempt from registration under applicable federal and state securities laws.

(c)         The Company agrees that it will comply with the provisions of Section 1.7 of the Stock Purchase Agreement relating to the registration of the resale of the shares of Common Stock issuable upon settlement of the CVRs. The Parties acknowledge and agree that the Company has no obligation to register the resale of the CVRs.

5.            Reservation of Shares. During the term of the CVRs, to the extent that the Company has not determined to make any CVR Payment in cash, the Company shall at all times reserve and keep available from its authorized but unissued or treasury shares such number of shares of its Common Stock as shall be issuable upon settlement of the CVRs.

6.            Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered by hand or by reputable express courier or sent by certified or registered mail to the Holder at the last address shown on the books of the Company maintained for the registry and transfer of the CVRs.

7.            No Rights as Stockholder. A Holder shall not be deemed to be the holder of, or to have any of the rights of a holder of Common Stock with respect to, any shares of Common Stock issuable upon settlement of the CVRs until such shares, if any, are actually issued.

8.            Withholding. The settlement of CVRs shall be subject to any required withholding under applicable federal, state, local or foreign tax laws, and the amount of such withholding shall be the responsibility of the Holder.

9.            Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, except by a writing signed by the Party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

10.          Further Assurances. The Parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

11.          Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

12.          Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

13.          Non-Compensatory CVRs. None of the CVRs which may be granted under this Agreement is compensatory in nature or is intended to constitute part of a “Nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

14.          Assignment. The Holder may not assign its rights under this Agreement, in whole or in part, or transfer the CVRs associated herewith without the prior written consent of the Company, except an assignment and transfer in connection with the assignment and transfer of Stock Appreciation Rights of Holder in accordance with the terms of the Stock Appreciation Rights Agreement of even date herewith. Upon any assignment and transfer in accordance with the terms of this Agreement, the transferee shall be the “Holder” for purposes of this Agreement, and shall have all of the rights and obligations of the Holder hereunder.

15.          Prohibition on Certain Transactions. Each Holder and each direct or indirect assignee under this Agreement, on behalf of itself and its affiliates, successors and assigns, agrees that it will not, at any time prior to the close of business on the Maturity Date, directly or indirectly, offer to “short sell”, contract to “short sell” or otherwise “short sell” or encourage others to “short sell” any securities of the Company, including, without limitation, shares of Common Stock. For the avoidance of doubt, any capital markets transaction executed on a Holder’s behalf by an investment bank, hedge fund, market maker or other transaction facilitator in connection with the monetization of shares of Common Stock of the Company shall not constitute a breach or violation of this Section, even if such capital markets transaction itself involves a “short-sell.”; provided, neither Holder may directly engage in a “short sale”. For purposes of this Agreement, “short selling” shall include any sale (excluding the sale of shares of Aggregate Base Common Stock at least 90 days prior to the Maturity Date), any trade in any option or other derivative security, any hedging transaction relating to the securities of the Company or any other transaction intended to affect the price of the Common Stock. Each Holder represents and warrants to the Company, and it shall be condition to any Transfer hereunder that each direct or indirect transferee represent and warrant to the Company that as of the time of the Transfer, neither it nor any of its affiliates holds or is a party to any option, security, instrument or agreement that would violate the provisions of this Section if acquired after the time it becomes a party to this Agreement. Without limiting the remedies of the Company as a result of any breach, if any Holder breaches the restrictions of this Section on short selling, such Holder will forfeit and relinquish to the Company without consideration one CVR for each share that such Holder short sells in breach of this Section; provided that if any Holder engages in a sale (but not a short sale) of any shares of Aggregate Base Common Stock at a time that such sale is prohibited by this Section, then the forfeiture provided by this sentence shall be the sole remedy as a result of such breach.

16.          Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first above written.

EURONET WORLDWIDE, INC.

By:	/s/

HOLDER

By:
Its:

EXHIBIT C

THE STOCK APPRECIATION RIGHTS EVIDENCED BY THIS STOCK APPRECIATION RIGHTS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS

STOCK APPRECIATION RIGHTS AGREEMENT

THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is dated as of the ___ day of ___________, 2007 by and between Euronet Worldwide, Inc. (the “Company”) and ______________________________ (the “Holder”). (The Company and Holder are sometimes individually referred to as a “Party” and collectively as the “Parties”).

WHEREAS, the Company and the Holder are parties to that certain Stock Purchase Agreement dated November 21, 2006 (“Stock Purchase Agreement”), pursuant to which the Company agreed that it would grant to Holder certain stock appreciation rights with respect to certain shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”) whereby Holder would have the right to participate in any increase in the value of such shares of Common Stock (individually as to an increase in value for each such share of Common Stock, an “SAR” and collectively “SARs”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of the SARs.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Stock Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of SARs. Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby grants to Holder One (1) SAR per share with respect to _____ shares of Common Stock (“Initial Shares”) issued to Holder under the Stock Purchase Agreement on the date hereof [$100 million of the shares of Common Stock issued pursuant to Section 1.3 of the Stock Purchase Agreement as designated by the Company]. Each SAR represents the right to participate in an increase in the value of one (1) share of Common Stock. The Holder shall be entitled to receive, for each SAR granted hereunder and subsequently exercised, an amount payable in Common Stock equal to the excess of the “Fair Market Value”, as hereinafter defined, per share of the Common Stock on the date of exercise over $_____, which is the “Fair Market Value” per share of Common Stock on the second trading day immediately prior to the date hereof (“Initial Fair Market Value”); and provided that in no event shall the number of shares of Common Stock issuable hereunder (together with all shares of Common Stock issued pursuant the Stock Purchase Agreement, the other SARs granted pursuant to the Stock Purchase Agreement and the Contingent Value Rights granted pursuant to the Stock

Purchase Agreement) exceed ___________ shares of Common Stock (“Nasdaq Cap”), subject to adjustment as provided herein. Each unexercised SAR granted under this Agreement shall lapse immediately upon such issuance of a number of such shares of Common Stock equal to the Nasdaq Cap, and no additional SARs shall be granted under this Agreement on or after such time. For purposes of determining the number of shares of Common Stock issuable upon exercise of SARs, the value of the shares of Common Stock to be issued shall be their “Fair Market Value” on the date of exercise of the respective SARs. The Holder will be entitled to cash in lieu of fractional shares of Common Stock otherwise issuable based upon the “Fair Market Value” of the shares on the date of exercise. The minimum number of SARs that may be exercised at any time is the lesser of (a) Ten Thousand (10,000) SARs or (b) the number of SARs then owned by the Holder. The SARs shall not be represented by separate certificates, but shall be contract rights hereunder evidenced by a book-entry system maintained by the Company.

2.            Fair Market Value. For purposes of this Agreement, the “Fair Market Value” of the Common Stock shall mean the average “Closing Sales Price” of the Common Stock over the last thirty (30) trading days immediately preceding the applicable determination date. The “Closing Sale Price” of Common Stock on any date means the average of the high and low sale price per share of the Common Stock on such date on the Nasdaq Global Market or such other U.S. securities exchange or other market on which the Common Stock is listed for trading on such date, which constitutes the principal U.S. securities market for the Common Stock.

3.	Specified Term; Exercise.

(a)          Subject to the terms and conditions of this Agreement, the SARs shall be exercisable, in whole or in part, at any time and from time to time from and after the date of grant until the close of business on the Expiration Date. The “Expiration Date” shall be the day which is 180 days after the first anniversary of the date hereof, provided that if such day is not a business day, the Expiration Date shall be the first business day thereafter, subject to Section 4(b). All rights with respect to any unexercised SARs shall expire, and the SARs shall become null and void at the close of business on the Expiration Date.

(b)          In order to exercise the SARs in whole or in part, the Holder shall complete the “Notice of Intention to Exercise SARs” attached hereto (the “Notice Form”), and deliver the completed Notice Form to the Legal Department of the Company at the Company’s office located at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder).

(c)          As soon as practicable after exercise of SARs, the Company shall cause to be issued and delivered to the Holder (i) a certificate or certificates representing the aggregate number of shares of Common Stock issuable upon exercise of such SARs, all of which shares shall be duly authorized and validly issued, fully paid and nonassessable, (b) cash in lieu of any fractional share and (c) any other securities or property (including cash) to which such Holder may be entitled upon such exercise pursuant to the terms of this Agreement. Each stock certificate representing shares of Common Stock so issued and delivered shall be registered in the name of the Holder.

4.	Certain Adjustments.

(a)          In the event of any extraordinary dividend or any change in the outstanding shares of capital stock or the capital structure of the Company by reason of any stock dividend, stock split or reverse stock split, exchange of shares, recapitalization or reclassification of its capital stock, or any similar change affecting the Company’s outstanding shares of capital stock or capital structure, or any merger, consolidation or other business combination involving the Company (except as provided in subsection (b)), the Company shall make appropriate and equitable adjustments to the aggregate number and kind of shares which thereafter may be issued under this Agreement under the Nasdaq Cap, the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding SAR granted under this Agreement, the number of shares constituting the Initial Shares (and SARs associated therewith) and the Initial Fair Market Value per share for any Initial Share.

(b)          In the event of a merger, consolidation or other business combination in which the stockholders of the Company immediately prior to the merger, consolidation or other business combination will own less than 50% of the outstanding voting power of the outstanding equity interests of the surviving entity or its parent or in the event of any transaction or series of related transactions that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then the Company may, in its sole discretion, terminate all outstanding SARs, effective as of the date of the Acquisition Event, by delivering notice of termination to Holder at least thirty (30) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, the Holder shall have the right to exercise in full, subject to the limitations in Section 1, all of the SARs that are then outstanding as of the date immediately preceding the date of the Acquisition Event, which exercise may be contingent on the occurrence of the Acquisition Event, and further provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void. In the event of an Acquisition Event, the Expiration Date shall be the earlier of the date of the Acquisition Event or the date specified in Section 3(a).

5.	Compliance with Securities Laws.

(a)          The Holder represents and warrants that the Holder is acquiring the SARs for the Holder’s own account and for the purpose of investment and not with a view to the sale or distribution thereof. The Holder understands that the SARs and the shares of Common Stock that may be issued upon exercise of the SARs will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and that the SARs and the shares of Common Stock issuable upon exercise of the SARs must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration as provided herein.

(b)          The Holder represents, covenants, and agrees that the Holder will not assign its rights hereunder or sell or otherwise dispose of the SARs or of the shares issuable upon exercise of the SARs in the absence of (i) registration under the Securities Act and applicable state securities laws or (ii) a written opinion of counsel, reasonably satisfactory to the Company, to the effect that no registration is required for such assignment and disposition. The certificates representing the shares of Common Stock issuable upon exercise of the SARs shall have stamped or imprinted thereon or affixed thereto a legend to the following effect:

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities laws and may not be transferred except pursuant to an effective registration statement or in accordance with a written opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer is exempt from registration under applicable federal and state securities laws.

(c)         The Company agrees that it will comply with the provisions of Section 1.7 of the Stock Purchase Agreement relating to the registration of the resale of the shares of Common Stock issuable upon exercise of the SARs. The Parties acknowledge and agree that the Company has no obligation to register the resale of the SARs.

6.            Reservation of Shares. During the period from the date hereof through the Expiration Date, the Company shall at all times reserve and keep available from its authorized but unissued or treasury shares such number of shares of its Common Stock as shall be issuable upon exercise of the SARs.

7.            Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered by hand or by reputable express courier or sent by certified or registered mail to, the Holder at the last address shown on the books of the Company maintained for the registry and transfer of the SARs.

8.            No Rights as Stockholder. A Holder shall not be deemed to be the holder of, or to have any of the rights of a holder of Common Stock with respect to, any shares of Common Stock issuable upon exercise of the SARs until such shares are issued.

9.            Withholding. The settlement of SARs shall be subject to any required withholding under applicable federal, state, local or foreign tax laws, and the amount of such withholding shall be the responsibility of the Holder.

10.          Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, except by a writing signed by the Party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

11.          Further Assurances. The Parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

12.          Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

13.          Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

14.          Non-Compensatory SARs. None of the SARs which may be granted under this Agreement is compensatory in nature or is intended to constitute part of a “Nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

15.	Assignment.

(a)         The Holder, and each indirect or indirect transferee (collectively, the “Transferor”), may not assign its rights under this Agreement, in whole or in part, or transfer the SARs associated herewith (collectively, a “Transfer”) without the prior written consent of the Company, except upon compliance with the following provisions:

(i)          The Transferor shall concurrently Transfer to the transferee a number of Contingent Value Rights (“CVRs”), which CVRs were originally granted to the Transferor pursuant to the Contingent Value Rights Agreement of even date herewith, that is equal to the number of SARs transferred. Any Transfer hereunder may be made only for cash or cash equivalents.

(ii)         Prior to any Transfer, the Transferor shall deliver to the Company a written notice (by written notice to the Chief Financial Officer of the Company with a copy to the Legal Department at the Company’s principal office) which shall set forth (A) a description of the intended transferee, which need not be a specific identification, (B) the amount and form of consideration to be received in exchange for the SARs and CVRs, (C) the intended manner of Transfer, and (D) any other terms and conditions of the proposed Transfer (“Disposition Notice”), together with a copy of any written agreement, letter of intent, form of offer or similar document relating to the proposed Transfer (but with redactions of the identity of the intended transferee, in the Transferor’s discretion).. The Transferor shall also promptly provide such further information with respect to the Transfer as is reasonably requested by the Company. The date as of which the Company has received the Disposition Notice and the other documents and information required hereunder is referred to as the “Notice Date”.

(iii)       Upon receipt of the Disposition Notice, the Company shall have the right and option (“Purchase Option”) to purchase all, but not less than all, of the SARs and CVRs subject to the Disposition Notice for cash. The Company may exercise such Purchase Option at any time by giving the Transferor written notice of exercise prior to the close of business on the second business day following the Notice Date (“Option Expiration Date”). Upon exercise of the Purchase Option, the Company and the Transferor shall be legally obligated to consummate the purchase and sale of the SARs and CVRs upon the terms and conditions of this Agreement. If the Company does not exercise the Purchase Option prior to the close of business on the Option Expiration Date, the Purchase Option shall expire at such time. The purchase price payable by the Company for the SARs and CVRs shall be the consideration for the SARs and CVRs set forth in the Disposition Notice.

(iv)       The closing of any purchase of SARs or CVRs by the Company (“Closing”) under this Section shall take place at 10:00 a.m. local time, on the date ten (10) business days after the giving of the Disposition Notice to the Company, at the principal office of the Company, unless otherwise agreed to in writing by the Company and the Transferor. At the Closing, the Company shall pay the purchase price by wire transfer of immediately available funds and the Company and Holder shall sign appropriate agreements amending or terminating this Agreement and the Contingent Value Rights Agreement between the parties relating to termination of the respective SARs and CVRs.

(v)         If the Company does not exercise the Purchase Option prior to the close of business on the Option Expiration Date, the Transferor shall be free, for a period of ten (10) days after the Option Expiration Date, to make the Transfer of the SARs and CVRs, at the price and on the terms specified in the Disposition Notice, to the person or persons listed in the Disposition Notice. If the Transferor shall fail to so Transfer such SARs and CVRs within such ten (10) day period, the Transferor may not Transfer such SARs and CVRs without giving a new Disposition Notice and again complying with the terms of this Section. The Holder shall promptly give the Company notice of the name and valid contact information for Transferee.

(b)        A Transfer under this Section shall not be effective, and shall be void and of no effect, unless the transferee shall agree in writing to be fully bound by all of the terms and provisions of this Agreement and the Contingent Value Rights Agreement entered into with the Holder on the date hereof. Upon any Transfer in accordance with the terms of this Agreement, the transferee shall be the “Holder” for purposes of this Agreement, and shall have all of the rights and obligations of the Holder hereunder.

16.          Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first above written.

EURONET WORLDWIDE, INC.

By:	/s/

HOLDER

By:
Its:

NOTICE OF INTENTION TO EXERCISE SARS

The undersigned hereby notifies Euronet Worldwide, Inc. that the undersigned has elected to exercise _________ SARs relating to the same number of shares of Common Stock of Euronet Worldwide, Inc.

The undersigned’s Social Security Number or Federal Employers Identification Number is _____________________.

Date:____________________

HOLDER

By:
Its: